Exhibit 10.1
Dated 4 March 2011
Share sale and purchase agreement
Parties
Rheochem Plc
Registered number (UK) 5209284, ARBN 127 927 495
Newpark Australia Pty Ltd
ACN 149 642 875
Newpark Resources, Inc.
Registered number 72-1123385
James Stewart
Norton Rose Australia
BankWest Tower, 108 St Georges Terrace
Perth WA 6000
Tel: +61 (0)8 9426 3212
www.nortonrose.com
Our ref: 2658127

Contents

1 Definitions and interpretation	1
2 Conditions precedent	15
3 Exclusivity	18
4 Sale and purchase	18
5 Purchase Price	19
6 Pre-Completion Undertakings	20
7 Pre-Completion notifications	23
8 Completion	23
9 Working Capital adjustment	30
10 First Conditional Payment	31
11 Second Conditional Payment	32
12 Conditional Payment restrictions	33
13 Conditional Payment Security	34
14 Payments	34
15 Warranties	34
16 Limitation of liability	36
17 Indemnity	40
18 Tax	41
19 Goods and services tax	42
20 Restraint	43
21 Purchaser guarantee and indemnity	45
22 Termination by Purchaser or Seller	46
23 Break Fee	46
24 Power of attorney	47
25 Resolving Disputes	48
26 Announcements	50
27 Confidentiality	50
28 Time of the essence	51
29 Further assurance	52
30 Severability	52
31 Entire agreement	52
32 Variation	52
33 Rights, powers and remedies	52
34 Continuing obligations	53
35 Costs	53
36 Notices	53
37 Assignment	55
38 Governing law and jurisdiction	55
39 Service of process	55
40 Execution by attorney	56
41 Counterparts	56
Schedule 1 — The Shares	57
Schedule 2 — Seller Warranties	58
Schedule 3 — Purchaser Warranties	86
Schedule 4 — Purchaser Guarantor Warranties	88
Schedule 5 — EBITDA	90

Annexure A — Disclosure Letter
Annexure B — Data Room Index
Annexure C — Answers to Purchaser’s Questions
Annexure D — Group Financial Statements
Annexure E — Agreed Tenders
Annexure F — Pro-Forma Working Capital Register
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Agreement dated 4 March 2011

Parties	Rheochem Plc Registered number (UK) 5209284, ARBN 127 927 495 of 15 Appold Street, London EC2A 2HB (Seller)

Newpark Australia Pty Ltd ACN 149 642 875 of C/o Norton Rose Australia, Level 39, Bankwest Tower, 108 St Georges Terrace, Perth 6000 (Purchaser)

Newpark Resources, Inc Registered number 72-1123385 of 2700 Research Forest Drive, Suite 100, The Woodlands Texas 77381 (Purchaser Guarantor)
Introduction
A	The Purchaser Guarantor is a company listed on the New York Stock Exchange. It provides services to the oil and gas exploration and production industry, with operations in the United States, Canada, Mexico, Brazil, and the Mediterranean region. The Purchaser Guarantor operates in three segments: fluids systems and engineering; mats and integrated services; and environmental services.

B	The Seller is an oil and gas business admitted to trading on AIM and ASX that owns the Group Companies which specialise in the provision of drilling fluids and engineering services to the oil and gas exploration industry in Australia, New Zealand, India and Indonesia.

C	The Seller has agreed to sell all of the shares it owns in each Group Company to the Purchaser and the Purchaser has agreed to buy the Shares from the Seller on and subject to the provisions of this Agreement.

D	The Purchaser is a wholly-owned subsidiary of the Purchaser Guarantor and the Purchaser Guarantor has agreed to guarantee to the Seller the obligations of the Purchaser under this Agreement.

E	The shares held by Rheochem Limited in VRMT Well Services will be disposed of prior to Completion and will not form part of the Business to be acquired under the Transaction.
It is agreed
1	Definitions and interpretation

1.1	Definitions
In this Agreement, the following words have these meanings unless the contrary intention appears:
(1)	Accounts means the First Accounts or the Second Accounts, as the context requires;
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(2)	Accounts Period means the First Accounts Period or the Second Accounts Period, as the context requires;

(3)	Accrued Rights means all rights attaching to or arising from the Shares on or after Completion, including all rights to receive dividends or other distributions and to receive or subscribe for shares, options, debentures, notes or other securities, declared, paid or issued by any Group Company;

(4)	Adjustment Date means the date 5 Business Days after the Completion Accounts are settled or any other date agreed in writing by the Seller and the Purchaser. The Completion Accounts will be regarded as settled:
(a)	on expiry of the period of 30 Business Days after the Completion Accounts have been delivered to the Seller in accordance with clause 9.1:
(i)	without the Seller notifying the Purchaser of any dispute under clause 9.4; or
(ii)	with the Seller notifying the Purchaser within that period that it has no objection to the Completion Accounts;
(b)	on resolution of any dispute notified by the Seller to the Purchaser under clause 9.4; or
(c)	on determination by the Independent Accountants under clause 9.6 of any dispute notified by the Seller to the Purchaser under clause 9.4;
(5)	Agreed Claim means a Claim arising out of an alleged or actual breach of a Seller Warranty which has been:
(a)	settled by written agreement between the Seller and the Purchaser;

(b)	admitted in writing by the Seller; or
(c)	awarded by a court, arbitrator or expert, where the award is not capable of appeal or the time limit for appeal has expired or where the parties have agreed in writing that no appeal should be made;
(6)	Agreed Tenders means the tenders which the Business has made or entered into as at the date of this Agreement, as set out in Annexure E, copies of which have been provided to the Purchaser;

(7)	Agreement means this document, including any Schedule or Annexure to it;
(8)	AIM means the Alternative Investment Market operated by the London Stock Exchange;

(9)	AIM Rules means the rules of AIM;

(10)	Announcement has the meaning given in clause 26.1;

(11)	ANZ means Australia and New Zealand Banking Group Ltd ABN 005 357 522;
(12)	ASIC means the Australian Securities and Investments Commission;
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(13)	Associate means:
(a)	in relation to a corporation, any Related Body Corporate, any director, any person that has a substantial holding (as that term is defined in section 9 of the Corporations Act) in the corporation, any person with whom the corporation is acting, or proposes to act, in concert and any person with whom the corporation is, or proposes to become, associated in any other way (whether formally or informally); and
(b)	in relation to a natural person, their spouse, any blood or adoptive relative of the person or the person’s spouse, or any corporation in respect of which the person is an Associate by virtue of clause 1.1(13)(a);
(14)	ASX means ASX Limited ACN 008 624 691;
(15)	ASX Listing Rules means the official listing rules of ASX;
(16)	Australian Consumer Law means Schedule 2 of the Competition and Consumer Act 2010 (Cth);
(17)	Authorisation includes:
(a)	any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Government Agency; and
(b)	in relation to any thing which may be proscribed or restricted in whole or in part by law or otherwise if a Government Agency intervenes or acts in any way within a specified period after lodgement, registration or other notification of any thing, the expiration of that period without the intervention or action by that Government Agency;
(18)	Balance Date means 30 June 2010;
(19)	BKPM means the Capital Investment Coordinating Board (Badan Koordinasi Penanaman Modal) of the Republic of Indonesia;
(20)	Business means the business of the Group;
(21)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in Western Australia or London;
(22)	Chevron means Chevron Australia Pty Limited;
(23)	Chevron Contract means the agreement dated 20 March 2009 between Chevron and Rheochem Limited (Well Services Contract No C672849);
(24)	Claim includes, in relation to a person, a demand, claim, action or proceeding made or brought by or against the person, however arising and whether present, unascertained, immediate, future or contingent;
(25)	Claims Expiry Date means:
(a)	in the case of a Claim other than a Tax Claim, an Environmental Claim or a Foreign Jurisdiction Claim, the date 18 months after the Completion Date;
(b)	in the case of a Foreign Jurisdiction Claim, the date 24 months after the Completion Date;
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(c)	in the case of a Tax Claim:
(i)	except where there is fraud, the date 5 years after the Completion Date; and
(ii)	where there is fraud, there is no limit; and
(d)	in the case of an Environmental Claim, the date 5 years after the Completion Date;
(26)	Competing Transaction means:
(a)	a party acquiring the whole or a substantial part of the assets, business or property of the Group;
(b)	a transaction which could result in a person who does not have any shares in a Group Company, acquiring shares in a Group Company, or a person who has shares in a Group Company increasing their voting power in a Group Company; or
(c)	a person otherwise acquiring Control of any of the Group Companies;
(27)	Completion means completion of the sale and purchase of the Shares in accordance with clause 8;
(28)	Completion Accounts means a consolidated balance sheet of the Group as at the date of Completion and all associated notes;
(29)	Completion Date means the later of:
(a)	18 April 2011; and
(b)	the day which is 5 Business Days after the date on which the last of the Conditions is satisfied (or waived under clause 2.6), or such other later date agreed in writing by the Seller and the Purchaser;
(30)	Completion Payment means $23,750,000 less the amount of External Borrowings outstanding at Completion (if any);
(31)	Completion Working Capital Amount means the Working Capital of the Group as at Completion;
(32)	Conditional Payment Security has the meaning given in clause 13.1;
(33)	Conditions means the conditions set out in clause 2.1;
(34)	Confidential Information has the meaning given in clause 25.6;
(35)	Confidentiality Agreement means the confidentiality agreement between the Purchaser and the Seller dated 25 June 2010;
(36)	Consent Contracts means each of the following agreements:
(a)	Chevron Contract;
(b)	Dampier Lease; and
(c)	Contact Energy Contract;
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(37)	Consolidated Group has the meaning ascribed in section 703-5 of the Tax Act;
(38)	Constitution means the Articles of Association of the Seller dated 18 August 2004 and as amended by special resolution on 1 November 2004, 13 August 2007 and 16 January 2009;
(39)	Contact Energy Contract means the agreement between Contact Energy Limited and Rheochem Pacific Limited dated 17 April 2005 (contract Wk 861 — Drilling Fluid Materials and Engineering) as varied from time to time;
(40)	Contractor means any company or individual engaged by a member of the Group as an independent contractor, under a contract for services;
(41)	Control has the meaning given in section 50AA of the Corporations Act;
(42)	Corporations Act means the Corporations Act 2001 (Cth);
(43)	Dampier Lease means the lease between Toll and Rheochem Limited in respect of the Dampier Premises;
(44)	Dampier Premises means the land at Lot 471 King Bay Road, Burrup (Lot 471 on deposited plan 220595, being the whole of the land comprised in certificate of title volume LR 3111 folio 930);
(45)	Data Room means the premises located at the offices of Blake Dawson Perth maintained on behalf of the Seller in which the Purchaser and its Related Bodies Corporate, and their respective Personnel, have had access to information relating to the Group;
(46)	Data Room Index means the index of documents in the Data Room (together with all supplementary indexes) set out in Annexure B;
(47)	Deadline means:
(a)	the date falling 90 days after (and not including) the date of this Agreement; or
(b)	any other later date agreed in writing by the Seller and the Purchaser;
(48)	Disclosed means fairly disclosed in such detail as to enable a reasonable purchaser to identify the nature and scope of the matter concerned;
(49)	Disclosure Letter means the letter dated on or before the date of this Agreement from the Seller to the Purchaser, attached as Annexure A;
(50)	Disclosure Material means:
(a)	the information contained in the Data Room as at 2 March 2011 and listed in the Data Room Index; and
(b)	the written answers provided by or on behalf of the Seller Group, or any Personnel of the Seller Group, to questions asked by or on behalf of the Purchaser Group, or any Personnel of the Purchaser Group, in connection with the Transaction, set out in Annexure C;
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(51)	Dispute means any dispute or difference in relation to any thing or matter arising under out of or in connection with the Agreement, including any dispute or difference as to its existence, validity or termination;
(52)	DPA means the Dampier Port Authority;
(53)	EBITDA means (in relation to the First Accounts Period and the Second Accounts Period) the amount of the consolidated earning before interest, tax, depreciation and amortisation of the Group for that period, including the items set out in Part A of Schedule 5 but not including the items set out in Part B of Schedule 5, as set out in the First Accounts or the Second Accounts (as applicable);
(54)	Employee means each employee of each member of the Group;
(55)	Encumbrance means, in relation to any asset:
(a)	a mortgage, charge, lien, pledge, hypothecation, fiduciary security or other encumbrance over the asset;
(b)	a profit a prendre, easement or restrictive covenant affecting the asset;
(c)	a caveat, garnishee order, writ of execution, right of set-off, assignment by way of security, deposit of money by way of security or monetary claim affecting the asset;
(d)	a preferential interest, trust, title retention arrangement (other than in the ordinary course of business), or other estate, interest, claim or arrangement affecting the asset;
(e)	a right, including a contractual right, an option, a right of first refusal, a right of pre-emption or other right, to acquire the property or to restrain any person from acquiring the asset;
(f)	a right, including a lease, licence or other right, to occupy or use the asset; or
(g)	an agreement to grant, create or register any of them or to allow any of them to exist; and
and whether the Encumbrance is registered or unregistered, statutory, legal or equitable;
(56)	Environmental Claim means a Claim arising out of an alleged or actual breach of an Environmental Warranty;
(57)	Environmental Warranties means the warranties contained in Seller Warranty 19 of Schedule 2;
(58)	Exclusivity Undertakings means the exclusivity undertakings of the Seller in clause 3;
(59)	External Borrowings means all borrowings or other financial accommodation owing (whether actually or contingently) by the Group, including accrued interest and all costs associated with the repayment of such borrowings (including break costs);
(60)	Financial Statements means the consolidated audited financial statements (including income statement, balance sheet, statement of cash flows, directors’ report, auditors’ report and notes attached to or intended to be read with the financial statements) of the Seller Group for the financial year ended on the Balance Date and as at the Balance Date;
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(61)	First Accounts means the accounts for the First Accounts Period as prepared and jointly audited pursuant to Schedule 5, including the notes to such accounts;
(62)	First Accounts Period means the period from 1 March 2011 to 31 August 2011 (both dates inclusive);
(63)	First Conditional Payment means $2 million;
(64)	First Conditional Payment Date means the day which is 5 Business Days after the agreement or determination of the amount of the First Conditional Payment, in accordance with the provisions of part C of Schedule 5;
(65)	Foreign Jurisdiction Claim means a Claim arising out of an alleged or actual breach of a Seller Warranty that relates to Rheochem India Pvt Ltd or Rheochem Indonesia or the operations of the Business in India or Indonesia;
(66)	Fundamental Warranty means the following Seller Warranties: 2, 4, 5.1, 5.4, 5.18, 6.1, 6.3, 7.1, 7.2, 7.3, 7.4, 7.6, 8.1(1), 14.1(1), 14.1(2), 15.1, 17.1, 19.3, 20.1 and 20.3;
(67)	Government Agency means any government and any governmental body, whether:
(a)	legislative, judicial or administrative;
(b)	a department, commission, authority, instrumentality, tribunal, agency or entity; or
(c)	commonwealth, state, territorial, provincial, regional or local, and includes any self-regulatory organisation established under any law but excludes a governmental body in respect of any service or trading functions as distinct from regulatory or fiscal functions;
(68)	Group means Rheochem Limited, Rheochem Pacific Limited, Rheochem India Pvt Ltd and Rheochem Indonesia;
(69)	Group Company means each of Rheochem Limited, Rheochem Pacific Limited, Rheochem India Pvt Ltd and Rheochem Indonesia;
(70)	Group Financial Statements has the meaning defined in Schedule 2, and attached as Annexure D;
(71)	GST means:
(a)	GST as defined in the GST Act or any replacement or other relevant legislation and regulations; and
(b)	tax imposed under the Good and Services Tax Act 1985 (NZ);
(72)	GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth) as amended;
(73)	GST Group has the meaning given to that term in the GST Act;
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(74)	Guarantee means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee;
(75)	Guaranteed Money means all amounts (including damages) that are payable, owing but not payable, or that otherwise remain unpaid by the Purchaser to the Seller on any account at any time under or in connection with this Agreement or any transaction that this Agreement contemplates, whether:
(a)	present or future, actual or contingent; and
(b)	originally contemplated by the Purchaser Guarantor, the Purchaser or the Seller or not;
(76)	Guaranteed Obligations means the obligations of the Purchaser to pay the Guaranteed Money and all its other obligations to the Seller (monetary or non monetary, present or future, actual or contingent) under or in connection with this Agreement;
(77)	Head Lease means the lease between the Minister for Transport, DPA and Toll in respect of the land referred to as Lot 2 and Lot 3 De Witt Location 310 and Part of De Witt Locations 310 and 311;
(78)	HOEC means Hindustan Oil Exploration Company Ltd;
(79)	HOEC Deed means the agreement dated 22 April 2010 between HOEC and Rheochem India Pvt Ltd (contract number AAPC10A0020);
(80)	Independent Accountants means a firm of chartered accountants that is independent of the Seller and the Purchaser selected by agreement between the Seller and the Purchaser or, failing agreement within 2 Business Days after either of them seeking agreement, selected by the President for the time being of the Institute of Chartered Accountants in Australia, Western Australia Branch;
(81)	India Cash Sum means an amount (expressed in $ at the A$:INR Rs exchange rate published in the Australian Financial Review on the Business Day prior to Completion) equal to 70% of the aggregate of the cash held by Rheochem India Pvt Ltd in various bank accounts as at Completion (which, on the date one Business Day prior to the date of this Agreement, totalled 51,565,766 INR Rs and US$1,668), as evidenced in writing and provided to the Purchaser;
(82)	India Joint Venture Agreement means the joint venture agreement dated 20 September 2005 between the Seller, Prabhu and Rheochem India Pvt Ltd;
(83)	Indonesian Company Law means Law No.40/2007 re Limited Liabilities Companies of the Republic of Indonesia;
(84)	Indonesian Cooperation Agreements means the following agreements with respect to the Rheochem Indonesia Minority Shares:
(a)	Loan Agreement dated 29 July 2010 between the Seller and Ms Fadilah;
(b)	Irrevocable Power of Attorney to Vote Shares dated 29 July 2010 issued by Ms Fadilah in favour of the Seller;
(c)	Irrevocable Power of Attorney to Sell Shares dated 29 July 2010 issued by Ms Fadilah in favour of the Seller;
(d)	Indemnity Agreement dated 29 July 2010 between the Seller and Ms Fadilah; and
(e)	Pledge of Shares dated 29 July 2010 between the Seller, Ms Fadilah and Rheochem Indonesia;
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(85)	Intellectual Property Rights means any:
(a)	copyright;
(b)	design, patent, trademark, semiconductor, circuit layout or plant breeder rights (whether registered, unregistered or applied for);
(c)	trade, business, company or domain name; and
(d)	know-how, inventions, processes, confidential information (whether in writing or recorded in any form), and any other proprietary, licence or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields;
(86)	Irregularities has the meaning given in clause 17.1(8);
(87)	Issuing Bank has the meaning given in clause 13.1;
(88)	Land Titles Office means the Western Australian Land Information Authority operating as Landgate;
(89)	Letter of Credit has the meaning given in clause 13.1;
(90)	Letter of Intent means the letter of intent between the parties dated 4 November 2010 (as varied in writing on 5 January 2011, 30 January 2011, 14 February 2011, 21 February 2011 and 28 February 2011);
(91)	Loss includes any damage, loss, cost, liability or expense of any kind and however arising (including as a result of any Claim), including penalties, fines and interest and including any that are prospective or contingent and any the amount of which for the time being is not ascertained or ascertainable;
(92)	Material Adverse Change means one or more material and adverse change, event or occurrence which takes place after the date of this Agreement and before Completion which individually or in aggregate has, or is reasonably likely to have, an adverse effect on the actual or reasonably prospective earnings or the assets or liabilities of the Business of $2,000,000 or more;
(93)	Material Contract means:
(a)	the agreement dated 31 August 2007 between Mighty River Power Limited and Rheochem Pacific Limited (Mud Services contract C2006/82) as varied from time to time;
(b)	the agreement dated 27 May 2008 between Santos Limited and Rheochem Limited (Wellsite Services Blanket Contract No 868463);
(c)	the agreement dated 23 December 2003 between Santos Limited and Rheochem Limited (Contract No 800386), as varied from time to time (including each of the variations 1 to 16, inclusive);
(d)	the agreement dated 9 April 2010 between Origin Energy Resources Limited and Rheochem Limited (Services Agreement OEUP 5765);
(e)	the agreement dated 7 June 2010 between Oil and Natural Gas Corporation Limited and Rheochem India Pvt Ltd;
(f)	the HOEC Deed; and
(g)	the agreement dated 3 December 2010 between Santos Ltd and Rheochem Limited (Contract number 893950);
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(94)	Meeting has the meaning given in clause 2.3(1);
(95)	Notice has the meaning given in clause 36.1;
(96)	Notice of Meeting has the meaning given in clause 2.3(1);
(97)	Options Resolution means the resolution to approve amendments to the Seller’s employee share option plan (ESOP) so that the sale of the Shares in accordance with this Agreement does not trigger the requirement for any Employee who holds options under the ESOP to exercise those options within a period before the expiry date set out in the options;
(98)	Personnel of a person means the officers, employees, professional advisers, representatives and agents of that person;
(99)	Prabhu means Prabhu Marketing Services Limited, a company incorporated in India with corporate identification number U51900MH1986PTC040489, with its registered office at Sneha Sadan, 35 — D, Main Avenue, Santa Cruz (W), Mumbai — 400054, India;
(100)	Pre-Completion Undertakings means the undertakings given by the Seller in clause 6;
(101)	Pro-Forma Working Capital Register means the working capital register attached as Annexure F;
(102)	Property has the meaning defined in Schedule 2;
(103)	Purchase Price means:
(a)	the Completion Payment; plus
(b)	the India Cash Sum; plus
(c)	any amount payable under clause 5.2(3); plus
(d)	the First Conditional Payment; plus
(e)	the Second Conditional Payment; minus
(f)	any amount payable by the Seller to the Purchaser under this Agreement, including under clause 5.3, subject to any adjustment under clause 14.2 and/or clause 16.11 and allocated amongst the Shares as set out in Schedule 1;
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(104)	Purchaser Group means the Purchaser and each Related Body Corporate of the Purchaser, including after Completion each member of the Group;
(105)	Purchaser Guarantor Warranties means the warranties set out in Schedule 4;

(106)	Purchaser Warranties means the warranties set out in Schedule 3;

(107)	Purchaser’s Accountants means Deloitte Touche Tomatsu;

(108)	Refund Amount has the meaning given in clause 5.5(4)(a)(i);
(109)	Related Body Corporate, Subsidiary and Holding Company each has the meaning given in section 9 of the Corporations Act;
(110)	Relevant Action has the meaning given in clause 39.2;
(111)	Relevant Authority has the meaning given in clause 26.3;
(112)	Resolution means the resolution to approve the sale of the Shares by the Seller to the Purchaser in accordance with:
(a)	Rule 15 of the AIM Rules; and
(b)	Listing Rule 11.2 of the ASX Listing Rules;
(113)	Revenue Authority means any Government Agency authorised by law to impose, collect or otherwise administer any Tax (including the Indonesian Tax Office);
(114)	Rheochem India Pvt Ltd means Rheochem India Pvt Ltd with corporate identification number U24110MH2005PTC153168, a company incorporated in India, with its registered address at Sneh Sadan, 35D, Main Avenue, Santacruz (West), Mumbai — 400 054;
(115)	Rheochem Indonesia, means PT Rheochem Indonesia, a company incorporated in Indonesia, with its registered address at Bursa Efek Indonesia Building Tower II, 17th Floor, Jl. Jend. Surdirman Kav.52-53, South Jakarta, Indonesia;
(116)	Rheochem Indonesia Minority Shares means 19 shares in the capital of Rheochem Indonesia, which are held by Ms Fadilah;
(117)	Rheochem Limited means Rheochem Limited (ACN 099 949 452), a company incorporated in Australia, with its registered address at 11 Alacrity Place, Henderson, Western Australia 6166;
(118)	Rheochem Pacific Limited means Rheochem Pacific Limited (company number 1467097), a company incorporated in New Zealand, with its registered address at c/- Hesketh Henry, Level 11, 41 Shortland Street, Auckland;
(119)	Second Accounts means the accounts for the Second Accounts Period as prepared and jointly audited pursuant to Schedule 5, including the notes to such accounts;
(120)	Second Accounts Period means the period from 1 March 2011 to 29 February 2012 (both dates inclusive);
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(121)	Second Conditional Payment means an amount equal to EBITDA for the Second Accounts Period multiplied by 7, less:
(a)	an amount equal to the Completion Payment;
(b)	the amount of the External Borrowings outstanding at Completion (if any); and
(c)	the First Conditional Payment paid under clause 10.4 (if any);
(122)	Second Conditional Payment Date means the day which is 5 Business Days after the agreement or determination of the amount of the Second Conditional Payment, in accordance with the provisions of part C of Schedule 5;
(123)	Security means each of the following:
(a)	the fixed and floating charge dated 06 February 2004 granted by Rheochem Limited in favour of ANZ having ASIC registered charge number 1022444;
(b)	the mortgage over lease dated 6 February 2004 granted by Rheochem Limited in favour of ANZ in respect of the property located at Lot 16 and LA17 De Witt location 309 Dampier, Western Australia;
(c)	the lessor’s consent to security over a lease dated 8 February 2004 between Dampier Port Authority as head lessor, Toll Energy Logistics Pty Ltd as sub-lessor, ANZ as mortgagee and Rheochem Limited as lessee;
(d)	the unlimited corporate guarantee and indemnity dated 2 November 2004 granted by the Seller in favour of ANZ as surety on account of Rheochem Limited;
(e)	the registered real property mortgage dated 13 June 2006 granted by Rheochem Limited in favour of ANZ in respect of the property situated at 11 Alacrity Place, Henderson, Western Australia, being the property described in Certificate of Title Volume 2622 Folio 926 having Landgate registered mortgage number J786297;
(f)	the deed of cross guarantee and indemnity dated 17 November 2008 granted by the Seller, Rheochem Limited and Rheochem Pacific Limited in favour of ANZ;
(g)	the first registered fixed and floating charge dated 13 August 2008 granted by the Seller in favour of ANZ;
(h)	the general security deed dated 17 November 2008 granted by Rheochem Pacific Limited in favour of ANZ over all of its assets and undertakings;
(i)	the share and securities mortgage dated 17 November 2008 granted in favour of ANZ by the Seller in respect of its shares held in Rheochem India Pvt Ltd;
(j)	deed of postponement dated 12 November 2008 between the Seller as postponer, Rheochem Limited and ANZ; and
(k)	the security interest granted by Rheochem Pacific Limited over all present and after acquired personal property in favour of ANZ and registered on the Personal Property Securities Register in New Zealand on 20 November 2008 with financing statement number FP0MF27898691H9F;
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(124)	Seller Group means the Seller and each Related Body Corporate of the Seller, including before Completion each member of the Group;
(125)	Seller Warranties means the warranties set out in Schedule 2, and a reference to a numbered Seller Warranty is a reference to the clause of that number in Schedule 2;
(126)	Seller Warranty Claim Notice has the meaning given in clause 16.7(1);
(127)	Shares means the shares set out in Schedule 1, being all of the shares in each Group Company owned by the Seller;
(128)	Stamp Duty means any duty imposed under the Duties Act 2008 (WA) and any other similar legislation of a State or Territory of Australia (and any additional tax, duty, penalty, fine or interest relating to that duty);
(129)	Target Working Capital Amount means the sum of $7.3 million;
(130)	Tax means:
(a)	taxes, duties, fees, rates, charges and imposts of all kinds assessed, levied or imposed by a Revenue Authority and includes capital gains tax, fringe benefits tax, income tax, prescribed payments tax, superannuation guarantee charge, PAYG withholding, undistributed profits tax, payroll tax, GST, group tax, land tax, import duty, excise, Stamp Duty, municipal and water rates, withholdings of any nature;
(b)	interest, penalties, shortfall penalties, late payment penalties or any other amount payable as a result of the late or non payment of tax; and
(c)	additional tax in respect of the foregoing;
(131)	Tax Act means the Income Tax Assessment Act 1997 (Cth) or the Income Tax Assessment Act 1936 (Cth) or the Taxation Administration Act 1953 (Cth), as the case may be;
(132)	Tax Claim means a Claim arising out of an alleged or actual breach of a Tax Warranty or a Claim pursuant to clause 18;
(133)	Tax Warranties means the warranties contained in Seller Warranties 20 to 23 (inclusive) of Schedule 2;
(134)	Toll means Toll Energy Logistics Pty Ltd ACN 000 129 06;

(135)	Transaction means the sale and purchase of the Shares under this Agreement;

(136)	Transaction Documents means this Agreement and the Disclosure Letter;
(137)	VRMT Shareholders’ Agreement means the shareholders’ agreement between P&M International, VRMT International Nigeria Ltd and Rheochem Limited in respect of VRMT Well Services;
(138)	VRMT Well Services means VRMT Well Services Limited, registered number RC 420,689, a company incorporated in Nigeria; and
(139)	Working Capital means the working capital set out in the Completion Accounts (which, for the avoidance of doubt, will be the working capital contained in the working capital register prepared in accordance, and consistent, with the Pro-Forma Working Capital Register).
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1.2	Interpretation
In this Agreement, unless the contrary intention appears:
(1)	Reference to:
(a)	one gender includes the others;
(b)	the singular includes the plural and the plural includes the singular;
(c)	a recital, clause, schedule or annexure is a reference to a clause of or recital, schedule or annexure to this Agreement and references to this Agreement include any recital, schedule or annexure;
(d)	any contract (including this Agreement) or other instrument includes any variation or replacement of it;
(e)	a statute, ordinance, code or other law includes subordinate legislation (including regulations) and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;
(f)	a person includes an individual, a firm, a body corporate, an unincorporated association or an authority;
(g)	a person includes their legal personal representatives (including executors), administrators, successors, substitutes (including by way of novation) and permitted assigns;
(h)	a group of persons is a reference to any 2 or more of them taken together and to each of them individually;
(i)	a body which has been reconstituted or merged must be taken to be the body as reconstituted or merged, and a body which has ceased to exist and the functions of which have been substantially taken over by another body must be taken to be to that other body;
(j)	time is a reference to Western Australian Standard Time;
(k)	a reference to a day or a month means a calendar day or calendar month;
(l)	money (including “$”, “AUD” or “dollars”) is to Australian currency; and
(m)	any thing (including any amount or any provision of this Agreement) is a reference to the whole and each part of it and a reference to a group of persons is a reference to any 1 or more of them.
(2)	An obligation, representation or warranty on the part of or in favour of more than 1 person binds or is for the benefit of each of them separately and all of them jointly.
(3)	No party enters into this Agreement as agent for any other person (or otherwise on their behalf or for their benefit) or as a trustee. A party which is a trustee is bound both personally and in its capacity as a trustee.
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(4)	The meaning of any general language is not restricted by any accompanying example, and the words “includes”, “including”, “such as”, “for example” or similar words are not words of limitation.
(5)	The word “costs” includes charges, expenses and legal costs.
(6)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.
(7)	Headings and the table of contents are for convenience only and do not form part of this Agreement or affect its interpretation.
(8)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.
(9)	The time between 2 days, acts or events includes the day of occurrence or performance of the 2nd but not the 1st act or event.
(10)	If an act must be done on a specified day which is not a Business Day, the act must be done instead on the next Business Day.
(11)	A provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.
2	Conditions precedent
2.1	The following conditions must be satisfied on or before the Completion Date before Completion may take place:
(1)	the shareholders of the Seller pass the Resolution at the Meeting;
(2)	in relation to the issued redeemable preference shares of Rheochem India Pvt Ltd:
(a)	the board of Rheochem India Pvt Ltd passes a written resolution to redeem all issued redeemable preference shares;
(b)	Rheochem India Pvt Ltd transfers Rs.10,060,000 to the Seller for the redemption of the redeemable preference shares;
(c)	all redeemable preference share certificates are handed over to Rheochem India Pvt Ltd and cancelled;
(d)	the register of members of Rheochem India Pvt Ltd is updated to reflect the change in shareholding; and
(e)	a return, in the form of e-form 5, is submitted for filing with the Indian Registrar of Companies;
(3)	in relation to the issued convertible preference shares of Rheochem India Pvt Ltd:
(a)	the board of Rheochem India Pvt Ltd passes a written resolution to convert all convertible preference shares to ordinary shares;
(b)	all convertible share certificates are handed over to Rheochem India Pvt Ltd and cancelled;
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(c)	ordinary shares are issued pursuant to the conversion of convertible preference shares by the Seller and Prahbu;
(d)	Rheochem India Pvt Ltd issues a new share certificate for the ordinary shares issued pursuant to the conversion of convertible preference shares by the Seller and Prahbu;
(e)	the register of members of Rheochem India Pvt Ltd is updated to reflect the change in shareholding;
(f)	a return, in the form of e-form 2, is submitted for filing with the Indian Registrar of Companies; and
(g)	a form FC-GPR (in relation to both the conversion of preference shares held by the Seller and the issuance of the equity shares) is submitted for filing with an authorized dealer bank in India;
(4)	in relation to the issue of additional ordinary shares of Rheochem India Pvt Ltd:
(a)	the board of Rheochem India Pvt Ltd passes a written resolution to issue additional ordinary shares to the Seller, so that the shareholding ratio is 70:30 (Seller:Prabhu);
(b)	an overseas remittance of the adequate amount for subscription of the additional shares is remitted by the Seller to Rheochem India Pvt Ltd;
(c)	ordinary shares of Rheochem India Pvt Ltd are issued to the Seller;
(d)	Rheochem India Pvt Ltd issues a share certificate for the additional ordinary shares issued to the Seller;
(e)	the register of members of Rheochem India Pvt Ltd is updated to reflect the change in shareholding;
(f)	a return, in the form of e-form 2, is submitted for filing with the Indian Registrar of Companies;
(g)	a form FC-GPR is submitted for filing with an authorized dealer bank in India; and
(h)	an intimation (in the prescribed format), in relation to the receipt of the overseas remittance, is submitted for filing with an authorized dealer bank in India; and
(5)	there has been no Material Adverse Change.
2.2	The Seller must use its reasonable endeavours to ensure that the Conditions are satisfied as soon as possible but in any event before the Deadline.
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2.3	Without limiting the generality of clause 2.2, for the purpose of satisfying the condition in clause 2.1(1) and for the purpose of passing the Options Resolution, the Seller shall:
(1)	within five Business Days of the date of this Agreement, lodge with ASX a draft of a notice of meeting to its shareholders (Notice of Meeting) convening a general meeting (Meeting) to pass the Resolution and the Options Resolution (in a form agreed between the parties, acting reasonably) in accordance with ASX Listing Rule 15.1. The Notice of Meeting must contain the information required under AIM Rule 15 and Schedule 4 of the AIM Rules, must comply with the ASX Listing Rules and must include a recommendation by the directors of the Seller to the shareholders to vote in favour of the Resolution and the Options Resolution;
(2)	within five Business Days following ASX notifying the Seller that it does not object to the draft Notice of Meeting, post the Notice of Meeting to its shareholders. The Meeting must be scheduled to occur on a date no later than 30 days following the date of the posting of the Notice of Meeting;
(3)	convene the Meeting in accordance with the Companies Act 2006, the ASX Listing Rules and the Constitution;
(4)	procure that the Resolution and the Options Resolution are properly proposed and put to the Meeting;
(5)	not adjourn the Meeting save as may be required by law or its Constitution; and
(6)	procure that any poll at the Meeting is held forthwith,
in accordance with all applicable laws, the AIM Rules, the ASX Listing Rules, the Companies Act 2006, the Corporations Act and the Constitution.
2.4	If a party becomes aware:
(1)	that a Condition has been satisfied; or
(2)	of any facts, circumstances or matters that may result in a Condition not being or becoming incapable of being satisfied, that party must promptly notify the other party accordingly.
2.5	The Condition in clause 2.1(1) may not be waived by any party.
2.6	Without prejudice to any other rights which it has under this Agreement, the Purchaser may waive (to the extent thought fit by the Purchaser) the Conditions (subject to clause 2.5).
2.7	If any of the Conditions are not satisfied or waived on or before the Deadline, this Agreement shall terminate.
2.8	If this Agreement terminates under clause 2.7, then, in addition to any other rights, powers or remedies provided by law or in equity:
(1)	subject to clause 2.8(2), each party is released from its obligations and liabilities under or in connection with this Agreement and this Agreement will have no further force of effect, other than under this clause 2, clause 1, clause 23, clause 25, clause 27, clause 35, clause 36, clause 37, clause 38 and clause 39; and
(2)	each party retains the rights, remedies and powers it has in connection with any past breach or any claim that has arisen before termination.
2.9	The Seller must use reasonable endeavours to procure that:
(1)	within 30 days from the passing of the board resolution for the conversion of the preference shares referred to in clause 2.1(3)(a) the form FC-GPR submitted for filing under clause 2.1(3)(g) is filed by the authorized dealer bank with the Reserve Bank of India;
(2)	within 30 days from the passing of the board resolution for the issue of ordinary shares referred to in clause 2.1(4)(a) the form FC-GPR submitted for filing under clause 2.1(4)(g) is filed by the authorized dealer bank with the Reserve Bank of India; and
(3)	within 30 days from the date of receipt of the remittance referred to in clause 2.1(4)(b), the intimation submitted for filing under clause 2.1(4)(h) is filed by the authorized dealer bank with the Reserve Bank of India.
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3	Exclusivity
3.1	For a period commencing on the date of this Agreement until Completion or the termination of this Agreement in accordance with its terms (whichever is the earliest to occur), the Seller and each Group Company and any of their Related Bodies Corporate will at all times, and will direct the Seller’s Personnel to:
(1)	immediately cease any discussions with third parties regarding any transaction the closing of which might adversely affect or interfere in any manner with the consummation of the Transaction, including but not limited to a Competing Transaction;
(2)	not directly or indirectly solicit, invite, encourage or initiate any expression of interest, offer, enquiry or proposal by, or negotiations or discussions or communications with any third party concerning, or that could reasonably be expected to lead to, a proposed Competing Transaction;
(3)	not directly or indirectly cooperate (including, without limitation, by the provision of non-public information) in any manner or participate in any negotiations or discussions concerning, or that could reasonably be expected to lead to, a Competing Transaction; and
(4)	not accept or enter into any agreement, arrangement or understanding regarding, or that could reasonably be expected to lead to, a Competing Transaction, or communicate an intention to do so.
4	Sale and purchase
4.1	The Seller agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Seller free from all Encumbrances and otherwise on and subject to the provisions of this Agreement.
4.2	The Shares must be transferred by the Seller to the Purchaser together with all Accrued Rights.
4.3	Title to the Shares (and property and risk in them):
(1)	remains solely with the Seller until Completion; and
(2)	subject to the provisions of this Agreement, passes from the Seller to the Purchaser with effect from Completion.
4.4	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.
4.5	The Seller irrevocably waives any rights of pre-emption conferred on it by the constitutions of each Group Company or otherwise over any of the Shares.
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5	Purchase Price
5.1	The consideration for the Shares is the Purchase Price.
5.2	The Purchase Price payable to the Seller on the sale of the Shares of Rheochem India Pvt Ltd to the Purchaser shall be subject to the deduction of the amount of capital gains tax liability of the Seller (Withholding Tax), which shall be agreed between the parties, each acting reasonably, prior to the payment of the Purchase Price. The Purchaser shall deposit the Withholding Tax with the Indian Revenue Authorities in a timely manner and provide evidence thereof to the Seller, including a valid Form 16A or other appropriate evidence of such payment. The balance of the Purchase Price is payable as follows:
(1)	at Completion, the Completion Payment must be paid by the Purchaser in accordance with clause 8.5(2);
(2)	at Completion, the India Cash Sum must be paid by the Purchaser to the Seller in accordance with clause 8.5(3);
(3)	on the Adjustment Date, the amount (if any) by which the Completion Working Capital Amount exceeds the Target Working Capital Amount must be paid by the Purchaser to the Seller;
(4)	the First Conditional Payment (if any) must be paid by the Purchaser to the Seller in accordance with clause 10; and
(5)	the Second Conditional Payment (if any) must be paid by the Purchaser to the Seller in accordance with clause 11.
5.3	If the Target Working Capital Amount exceeds the Completion Working Capital Amount, the Seller must pay the difference between those amounts to the Purchaser on the Adjustment Date.
5.4	Payment by the Purchaser in accordance with this clause shall constitute good discharge of the Purchaser’s obligations in respect of payment of the Purchase Price.
5.5	In relation to the Withholding Tax deposited by the Purchaser with the Indian Revenue Authorities in accordance with clause 5.2:
(1)	the Purchaser will keep the Seller informed of any correspondence with the Indian Revenue Authorities or any material developments as to the assessment of the Withholding Tax liability by the Indian Revenue Authorities;
(2)	the Purchaser will consult with the Seller prior to admitting or conceding liability or agreeing a compromise or settlement with the Indian Revenue Authorities as to finalising the Withholding Tax liability;
(3)	the Purchaser will consider all reasonable suggestions made by the Seller and take such reasonable actions as the Seller requests, in relation to contesting or disputing the amount of Withholding Tax liability; and
(4)	if the Indian Revenue Authorities finally determine that the Withholding Tax liability is:
(a)	less than the amount deposited in accordance with clause 5.2:
(i)	the Purchaser will use all reasonable endeavours to pursue a refund from the Indian Revenue Authorities of the difference (Refund Amount);
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(ii)	if requested by the Seller, the Purchaser must allow the Seller to pursue recovery of the Refund Amount in the name of the Purchaser or the relevant member of the Purchaser Group (at the Seller’s cost);
(iii)	if and to the extent the Indian Revenue Authorities credit or offset the Refund Amount against any other liability owing by a member of the Purchaser Group, the Purchaser will pay that sum to the Seller;
(iv)	the Purchaser must, within 5 Business Days of receiving the Refund Amount (or any part of it) pay that sum to the Seller; and
(v)	the Refund Amount, once received by the Seller, will be treated as an increase of the Purchase Price; or
(b)	more than the amount deposited in accordance with clause 5.2, the Seller must within 5 Business Days of the Purchaser delivering written evidence of such determination to the Seller, pay to the Purchaser an amount equal to the additional Withholding Tax liability, which the Purchaser must remit to the Indian Revenue Authorities. Such payment by the Seller will be treated as a reduction of the Purchase Price.
6	Pre-Completion Undertakings
6.1	Until Completion, the Seller must, unless the Purchaser otherwise agrees in writing (which agreement must not be unreasonably withheld or delayed), ensure that the Group:
(1)	continues to operate the Business substantially in accordance with past practice, and conduct the Business in compliance with all applicable laws and regulations;
(2)	uses commercially reasonable efforts to maintain the Business and to preserve its existing relations with its employees, customers, suppliers and others with whom it has a business relationship in connection with the Business;
(3)	notifies the Purchaser as soon as reasonably practicable of any occurrence or condition that could reasonably be expected to cause a Material Adverse Change, whether individually or in the aggregate; and
(4)	maintains the insurance of its business and its assets as existing at the date of this Agreement until the end of the Completion Date and, subject to: (i) it being at no cost to the Seller or a Group Company; or (ii) if the Purchaser agrees, at the cost of the Purchaser, uses reasonable endeavours to amend the insurance policies (other than directors and officers insurance) to include the Purchaser as a named insured (in relation to the period prior to Completion) as of the date of Completion (and, before Completion, provides to the Purchaser reasonably satisfactory evidence that it has been named as an insured (if this has occurred)).
6.2	Until Completion, the Seller must, unless the Purchaser otherwise agrees (which agreement must not be unreasonably withheld or delayed), ensure that no Group Company:
(1)	engages in any material transaction not in the ordinary course of the Business;
(2)	materially changes the manner in which they have operated and maintained the Business;
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(3)	issues any shares or other securities, or grants any warrants, options or other rights to acquire stock or other securities, in any Group Company;
(4)	cancels, materially modifies or gives any consent, approval, release or waiver under any Material Contract;
(5)	hires or terminates any director of the Seller Group employed in the Business or alters the terms of his or her employment;
(6)	grants any increase in compensation to employees of the Business or makes advances or loans or payments of bonuses inconsistent with prior practices;
(7)	borrows funds, incurs obligations or makes any material capital expenditure commitments related to the Business not in the ordinary course of the Business;
(8)	grants, or permits the attachment of, any Encumbrance over any of the assets of the Business or the Group;
(9)	enters into any material contract or commitment relating to the Business (other than a contract or commitment in respect of an Agreed Tender, provided such contract or commitment is not on terms materially different from the terms of the Agreed Tender);
(10)	enters into, varies or terminates, or gives any consent, approval, release or waiver under, a contract or commitment with any member of the Seller Group;
(11)	incurs any liability or discharges or settles any liability (other than in the ordinary course of business);
(12)	acquires, disposes of or agrees to acquire or dispose of a material asset (other than in the ordinary course of business);
(13)	enters into or resolves to enter into any compromise, arrangement, scheme or other form of arrangement with a creditor, receiver, receiver and manager, administrator or other controller in relation to any of its assets or undertakings;
(14)	issues, redeems, buys back, reduces or cancels any shares or other securities in its capital;
(15)	varies or cancels any rights or restrictions attached to shares or other securities in its capital;
(16)	alters (including by way of consolidation or division) its capital in any way;
(17)	modifies or repeals its constitution; or
(18)	declares, decides to pay or pays a dividend, makes a distribution or revalues any assets.
However, the Seller may do any of these things if this Agreement expressly so provides, including entering into any contract or commitment in respect of the Agreed Tenders.
6.3	Whether before, at or after Completion, the Seller must not do anything to cause a Group Company to become a member of a:
(1)	Consolidated Group; or
(2)	GST Group,
with effect from a time before Completion.
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6.4	In complying with clauses 6.1 and 6.2, the Seller is not required to do or omit to be done anything which would, in its reasonable opinion:
(1)	disrupt or adversely affect the day-to-day operations of the Group; or
(2)	prevent or hinder Completion taking place.
6.5	The Seller must:
(1)	ensure that each Group Company provides the Purchaser with a copy of a monthly balance sheet and income statement in relation to that Group Company, between the date of this Agreement and Completion;
(2)	ensure that each Group Company provides to the Purchaser a copy of all written communications between each Group Company and any Government Agency between the date of this Agreement and Completion;
(3)	use its reasonable endeavours to ensure that until Completion the Purchaser and its Personnel are given reasonable access during business hours to all assets (including the premises and the books and records) of the Group in connection with the Business, so long as:
(a)	reasonable notice is given of any request for access; and
(b)	that access does not in the reasonable opinion of the Seller disrupt or adversely affect the day-to-day operation of the Business;
(4)	use its reasonable endeavours to ensure that until Completion the relevant responsible officers and employees of the Group are available during business hours to assist the Purchaser and its Personnel with explanations about the Business, so long as:
(a)	reasonable notice is given of any request for assistance; and
(b)	that assistance does not in the reasonable opinion of the Seller disrupt or adversely affect the day-to-day operation of the Business;
(5)	ensure that the Purchaser is entitled, at the Purchaser’s expense, to take copies of and extracts from the books and records to which it has access; and
(6)	subject to clause 6.2(9), up until Completion, notify the Purchaser before any Group Company enters into any material contract or commitment relating to the Business (including those in respect of the Agreed Tenders).
6.6	If, before Completion:
(1)	the Purchaser is aware, or becomes aware, of any matter which will, or is likely to, give rise to a breach of a Seller Warranty, the Purchaser must as soon as possible, but before Completion, notify the Seller of that matter giving reasonably sufficient details; or
(2)	the Seller is aware, or becomes aware, of any matter which will, or is likely to, give rise to a breach of a Seller Warranty, the Seller must as soon as possible, but before Completion, notify the Purchaser of that matter giving reasonably sufficient details.
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6.7	If either the Purchaser or the Seller gives a notice under clause 6.6:
(1)	the Seller may take steps to remedy a notified matter, and may then require the Purchaser to state whether or not it is satisfied that the notified matter has been remedied;
(2)	the Seller may offer compensation (such as a reduction in the Purchase Price) to the Purchaser in full satisfaction of any breach of Seller Warranty to which the notified matter gives rise; and
(3)	if the Purchaser states by written notice to the Seller that it is satisfied that the notified matter has been remedied, or if the Purchaser by written notice to the Seller accepts compensation in full satisfaction, the notified matter is taken not to be a breach of any Seller Warranty and (apart from any agreed compensation) the Purchaser has no Claim in respect of it.
6.8	If a notice is issued by the Seller or the Purchaser under clause 6.6 in respect of a Fundamental Warranty and the Purchaser has not issued a notice to the Seller under clause 6.7(3), the Purchaser may, before Completion, by notice in writing to the Seller immediately terminate this Agreement in accordance with clause 22.1, in which case it will not have any other rights, powers or remedies (whether provided by law or in equity or otherwise) in respect of the matter giving rise to the right to terminate.
6.9	Nothing in this clause 6 prevents the Seller from complying with its obligations in clause 8.

7	Pre-Completion notifications

7.1	No later than 10 Business Days prior to Completion, the Purchaser must notify the Seller of:
(1)	the name of each person who will be appointed as a director, secretary or public officer of each Group Company from Completion (and, in the case of Rheochem Indonesia, commissioner), and provide the Seller with a consent to act signed by each of them consenting to act in the position to which they have been nominated (and, in the case of Rheochem Pacific Limited, a certification that the nominated person is not disqualified to act in the position to which he or she has been nominated); and
(2)	details of any new or revised authorities to operate the bank accounts of the Group.
7.2	No later than 5 Business Days prior to Completion, the Seller must notify the Purchaser of the amount of the India Cash Sum and provide documentary evidence in support of that amount.
8	Completion
8.1	Completion will take place:
(1)	at 2.00pm on the Completion Date or such other time on the Completion Date as the Seller and the Purchaser may agree in writing; and
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(2)	at the office of the Seller’s solicitors, Blake Dawson at Level 32 Exchange Plaza, 2 The Esplanade, Perth WA or such other place as the Seller and the Purchaser may agree in writing.
8.2	Subject to clause 8.8, at Completion, the Seller must deliver (or, where appropriate, ensure that the Group delivers) to the Purchaser:
(1)	transfer forms (executed by the Seller and in registrable form, subject to stamping) of the Shares in favour of the Purchaser (or as it may direct), together with duly executed powers of attorney or other authorities under which any of the transfers have been executed. In the case of Rheochem Indonesia, duly authorised representatives of the Seller and the Purchaser must execute a Deed of Share Sale and Purchase (Akta Jual Beli Saham) before a Notary in Indonesia;
(2)	all certificates for the Shares (or an indemnity for any lost share certificates or a certificate signed by the directors of any Group Company that has never issued share certificates certifying that that is the case, in each case, in a form reasonably satisfactory to the Purchaser);
(3)	a copy of the Resolution, certified as a true copy by a director or the secretary of the Seller;
(4)	(if not already delivered) a copy of minutes of a meeting of the directors of the Seller authorising the execution of, and the performance by the Seller of its obligations under, this Agreement and the execution of the transfers, certified as a true copy by a director or the secretary of the Seller;
(5)	with respect to Rheochem Indonesia:
(a)	the resolutions of shareholders of Rheochem Indonesia (in the form of a notarial deed) having resolved to approve:
(i)	the transfer of the Shares in Rheochem Indonesia from the Seller to the Purchaser, except for the Rheochem Indonesia Minority Shares; and
(ii)	the replacement of the existing members of the Board of Directors and Board of Commissioners of Rheochem Indonesia with members nominated by the Purchaser; and
(b)	the original of the approval of BKPM with respect to the transfer of shares in Rheochem Indonesia from the Seller to the Purchaser, except for the Rheochem Indonesia Minority Shares;
(6)	(if not already delivered) the duly executed Disclosure Letter;
(7)	the register of members of each Group Company;
(8)	the register of directors of each Group Company and all seals, minute books, statutory books and registers, certificates of incorporation, books of account, trading, tax and financial records, copies of taxation returns, constitutions and other documents and papers of each Group Company;
(9)	authorities directed to the Group’s bankers authorising the operation of each bank account of the Group in accordance with any details notified by the Purchaser under clause 7.1(2) or, in the absence of any details, or inadequate details, being notified by the Purchaser under clause 7.1(2), a notice directed to the Group’s bankers revoking all existing banking authorities given by the Group;
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(10)	a consent, in a form reasonably satisfactory to the Purchaser, from Contact Energy Limited, to the transfer of shares in Rheochem Pacific Limited under this Agreement, such consent to include a waiver of Contact Energy Limited’s right to terminate under clause 14.4 of the Contact Energy Contract, by reason of the transfer of shares in Rheochem Pacific Limited under this Agreement;
(11)	a consent, in a form reasonably satisfactory to the Purchaser, from Chevron, to the transfer of shares in Rheochem Limited under this Agreement, such consent to include a waiver of Chevron’s right to terminate under clause 3.2A of the Chevron Contract, by reason of the transfer of shares in Rheochem Limited under this Agreement;
(12)	the written resignations and acknowledgement of no claims, in a form approved by the Purchaser (acting reasonably), of each director, secretary and public officer of each Group Company (and, in the case of Rheochem Indonesia, commissioners);
(13)	all current permits, licences and other documents issued to the Group under any legislation or ordinance relating to its business activities;
(14)	all keys and codes of whatever nature required to enter or gain access to any property of the Group, including all keys and combinations required to unlock cupboards, safes, safe deposit boxes, storage rooms, filing cabinets and desk drawers, all keys and codes necessary to gain access to computers and to programs and data stored on computers used by the Group, and all keys and codes necessary for the Group to lodge or file documents with any Government Agency, including ASIC and New Zealand Companies Office;
(15)	a copy transfer form (executed by Rheochem Limited as transferor and the Seller as transferee and in registrable form, subject to stamping) of all of the shares held by Rheochem Limited in VRMT Well Services and evidence (to the Purchaser’s reasonable satisfaction) of the registration of the transfer in the register of members of VRMT Well Services, together with duly executed powers of attorney or other authorities under which the transfer was executed;
(16)	a copy of minutes of a meeting of the directors of VRMT Well Services, signed by 2 directors of VRMT Well Services, approving the transfer of shares referred to in clause 8.2(15);
(17)	a consent from Toll (including the execution by Toll of any documentation ancillary to that consent) (pursuant to clauses 8.1 and 8.4 of the Head Lease which are incorporated by reference into the Dampier Lease pursuant to clause 4 of the Dampier Lease), in a form reasonably satisfactory to the Purchaser, to the transfer of shares in Rheochem Limited from the Seller to the Purchaser;
(18)	a consent or waiver, in a form reasonably satisfactory to the Purchaser, from the DPA or the Minister for Transport on behalf of the DPA under the Dampier Lease, to the transfer of shares in Rheochem Limited from the Seller to the Purchaser; and
(19)	evidence, in a form reasonably satisfactory to the Purchaser, that:
(a)	all External Borrowings have been repaid and released in full (unless otherwise directed by the Purchaser);
(b)	all outstanding indebtedness owed by the Seller or any member of the Seller’s Group or any director of the Seller or the Seller’s Group (excluding the Group Companies), to a Group Company are repaid in full to each Group Company;
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(c)	all Guarantees given by any Group Company in respect of liabilities of the Seller or any member of the Seller’s Group (excluding the Group Companies), any director of any such company or any other person who is not a member of the Group, have been released;
(d)	the Security has been released and discharged in full (such evidence to be in the form of formal deeds of release and release forms duly executed by the chargee);
(e)	the India Joint Venture Agreement has been amended/novated to:
(i)	incorporate the Purchaser as a party to such agreement in place of the Seller; and
(ii)	remove the Seller as a party to such agreement (the novated/ amended Indian Joint Venture Agreement being hereafter referred to as the “Amended Joint Venture Agreement”);
(f)	with respect to Rheochem Indonesia:
(i)	the board of directors of Rheochem Indonesia has published the proposed change in control of Rheochem Indonesia in a daily newspaper; and
(ii)	Rheochem Indonesia has satisfied any obligations towards its creditors, as required by the Indonesian Company Law; and
(g)	with respect to the Indonesian Cooperation Agreements:
(i)	an assignment of the Loan Agreement from the Seller to the Purchaser has been executed by the Seller and Ms Fadillah;
(ii)	a release of the Pledge of Shares has been executed by the Seller;
(iii)	an agreement to pledge the Shares in Rheochem Indonesia held by Ms Fadilah in favour of the Purchaser has been executed by Ms Fadilah and Rheochem Indonesia;
(iv)	a termination of the Irrevocable Power of Attorney to Vote has been executed by the Seller;
(v)	an irrevocable power of attorney to vote the shares in Rheochem Indonesia held by Ms Fadilah in favour of the Purchaser has been executed by Ms Fadilah;
(vi)	a termination of the Irrevocable Power of Attorney to Sell Shares has been executed by the Seller;
(vii)	an irrevocable power of attorney to sell the shares in Rheochem Indonesia held by Ms Fadilah in favour of the Purchaser has been executed by Ms Fadilah;
(viii)	an assignment from the Seller to the Purchaser of the Indemnity Agreement has been executed by the Seller and Ms Fadilah (such assignment to include an acknowledgement that the Purchaser has no liability under the indemnity for acts of Ms Fadilah prior to Completion); and
(ix)	an agreement with respect to Ms Fadilah’s actions as Director of Rheochem Indonesia being subject to the written instructions of the Purchaser has been executed by Ms Fadilah.
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The items referred to in sub-clauses (8), (13) and (14) may be delivered by leaving them at the premises at which they are ordinarily stored by the Group. The items referred to in sub-clause (7) may be delivered to the offices of Luthra & Luthra in respect of the registers of Rheochem India, Chapman Tripp in respect of the registers of Rheochem Pacific and Susandarini & Partners in respect of the registers of Rheochem Indonesia.
8.3	At Completion, the Seller must ensure that a duly convened meeting of the directors of each Group Company is held, at which a quorum of directors is present and acting throughout, at which:
(1)	the directors of each Group Company resolve to:
(a)	register the transfer of the Shares delivered under clause 8.2(1) in respect of that Group Company, subject to stamping, despite any contrary provision of the constitution of the relevant Group Company;
(b)	(in case of each Group Company other than Rheochem India Pvt Ltd) cancel the existing share certificates for the Shares in that Group Company and issue new share certificates for those Shares in the name of the Purchaser, or (in the case of Rheochem India Pvt Ltd) endorse the share certificates representing the Shares (of Rheochem India Pvt Ltd) in favour of the Purchaser;
(c)	appoint as directors, secretaries and public officers (as appropriate) of that Group Company (except for Rheochem Indonesia) those persons nominated by the Purchaser under clause 7.1(1), subject to those persons providing their written consent;
(d)	accept and take note of the resignations of each director, secretary and public officer of that Group Company (except for Rheochem Indonesia) whose resignation is delivered under clause 8.2(12);
(e)	revoke all existing banking authorities given by that Group Company and approve any new or revised banking authorities notified by the Purchaser under clause 7.1(2); and
(f)	revoke all existing powers of attorney or other authorities granted by that Group Company; and
(2)	additionally, the directors of Rheochem India Pvt Ltd resolve to:
(a)	authorize the entering in the register of shareholders/members the name of the Purchaser as the legal and beneficial holder of the Shares;
(b)	adopt the Agreed Form of Articles as the articles of association of Rheochem India Pvt Ltd, subject to the approval of the shareholders. “Agreed Form of Articles” shall mean the articles of association as amended to reflect the terms of the Amended Joint Venture Agreement; and
(c)	approve the issuance of a notice to call a meeting of the shareholders of Rheochem India Pvt Ltd on the Completion Date, at short notice, to approve the adoption of the Agreed Form of Articles.
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8.4	Rheochem India Pvt Ltd shall hold an extraordinary general meeting on the Completion Date with short notice and shall, at such meeting, place a resolution for approval and adoption of the Agreed Form of Articles.
8.5	At Completion, the Purchaser must:
(1)	ensure that the Issuing Bank delivers to the Seller the Letter of Credit, duly executed by the Issuing Bank;
(2)	pay the Seller (or as directed by the Seller) the Completion Payment;
(3)	pay the Seller (or as directed by the Seller) the India Cash Sum;
(4)	deliver to the Seller copies of an extract of minutes of meetings of the directors of the Purchaser and the directors of the Purchaser Guarantor authorising the execution of, and the performance by each of its obligations under, this Agreement, certified as true copies by a director or the secretary of the Purchaser and the Purchaser Guarantor respectively; and
(5)	produce to the Seller for inspection the consents of the directors and secretaries referred to in clause 8.3(1)(c).
8.6	Subject to clause 8.8, the requirements of clauses 8.2, 8.3 and 8.5 are interdependent and are to be carried out contemporaneously and, as nearly as may be possible, simultaneously. No delivery, payment or other event referred to in clauses 8.2, 8.3 and 8.5 will be regarded as having been made or occurred until all deliveries and payments have been made and all other events have occurred.
8.7	Within 10 Business Days of Completion, the Seller will take all steps necessary (including filings with all relevant Government Agencies) to effect changes to the names of the Seller and each member of the Seller Group to remove the reference to “Rheochem”.
8.8	If the Seller is unable to deliver (or procure delivery of) the documents set out in clause 8.2 on the Completion Date, it will use all reasonable endeavours to do so as soon as reasonably practicable following Completion. A failure to deliver a document set out in clause 8.2 entitles the Purchaser to take the action set out in the table below:

Completion
Item
(sub-clause	Purchaser able to terminate this	Purchaser able to claim the
of clause 8.2)	agreement under clause 22.2(5)	break fee under clause 23.3(3)
(1)	Yes	Yes
(2)	Yes	Yes
(3)	Yes	Yes
(4)	Yes	Yes
(5)(a)	No	No
(5)(b)	No	No
(6)	Yes	Yes
(7)	Yes	No
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Completion
Item
(sub-clause	Purchaser able to terminate this	Purchaser able to claim the
of clause 8.2)	agreement under clause 22.2(5)	break fee under clause 23.3(3)
(8)	No	No
(9)	Yes	No
(10)	No	No
(11)	No	No
(12)	Yes	No
(13)	No	No
(14)	No	No
(15)	Yes	No
(16)	No	No
(17)	No	No
(18)	No	No
(19)(a)	Yes	Yes
(19)(b)	Yes	Yes
(19)(c)	Yes	Yes
(19)(d)	Yes	Yes
(19)(e)	Yes	No
(19)(f)	No	No
(19)(g)	No	No
8.9	The Seller will use all reasonable endeavours (at its own cost) to register with the Nigerian Corporate Affairs Commission (CAC) the transfer of shares in VRMT Well Services detailed in clause 8.2(15) as soon as reasonably practicable following Completion and in any event by no later than the date which is 90 days after Completion. The Seller will deliver to the Purchaser evidence that CAC has registered such transfer within 10 Business Days of such registration.
8.10	If the shareholders of the Seller pass the Options Resolution at the Meeting, the Seller will do all things necessary to comply with the terms of the Options Resolution as soon as reasonably practicable after Completion.
8.11	At Completion, the Seller will be entitled to withdraw all cash held at bank in the names or in favour of any Group Company, except amounts constituting the India Cash Sum.
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8.12	The parties agree to use all reasonable endeavours to secure the services of Craig McGuckin, an employee of the Seller as at the date of this Agreement, on a secondment basis to the Purchaser Group for such period following Completion as the Purchaser reasonably requires provided that such period does not extend beyond the end of the Second Accounts Period.
9	Working Capital adjustment
9.1	The Purchaser must arrange for the preparation and delivery to the Seller of the Completion Accounts as soon as possible and in any event within 90 days after the date of Completion.
9.2	The Seller must provide the Purchaser and the Purchaser’s Accountants with all necessary assistance and support to prepare the Completion Accounts.
9.3	The Completion Accounts must:
(1)	be prepared:
(a)	in accordance with all applicable laws, including the Corporations Act;
(b)	in accordance with applicable law and International Financial Reporting Standards (IFRS) as established by the European Union;
(c)	in the same format and on a basis which is consistent with the Pro-Forma Working Capital Register;
(d)	subject to clauses 9.3(1)(a) to 9.3(1)(c), in accordance with the accounting principles, policies, practices and procedures adopted in the preparation of the Financial Statements; and
(e)	on the basis that the events required to occur on Completion under clause 8 have occurred; and
(2)	be accompanied by a statement by an officer of the Purchaser stating:
(a)	that the Completion Accounts have been prepared in accordance with the provisions of this Agreement; and
(b)	the Completion Working Capital Amount and the amount (if any) by which the Completion Working Capital Amount is greater than or less than the Target Working Capital Amount.
9.4	The Seller will have a period of 30 Business Days to review the Completion Accounts after they have been delivered to the Seller. If, within that period of 30 Business Days, the Seller notifies the Purchaser that it disputes any aspect of the Completion Accounts, and specifies:
(1)	each item in the Completion Accounts that it disputes;
(2)	the grounds on which it disputes each such item; and
(3)	the proposed adjustment to each item it disputes,
the Seller and the Purchaser must co-operate with each other and do all things reasonably necessary to resolve the dispute within 10 Business Days after that notification. If the Seller fails to notify the Purchaser of any dispute within that period of 30 Business Days, or if the Seller notifies the Purchaser within that period of 10 Business Days that it has no objection to the Completion Accounts, the Seller will be bound by the Completion Accounts, which will be final and conclusive of all matters stated in them.
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9.5	The Seller must not dispute any single item or the calculation of any single item in the Completion Accounts unless:
(1)	the amount in dispute in relation to that single item exceeds $10,000; and
(2)	the sum of all amounts in dispute which satisfy clause 9.5(1) exceeds $100,000.
9.6	If the Seller and the Purchaser are able to resolve any dispute within 10 Business Days after the Seller notifies the Purchaser of the dispute under clause 9.4, the Completion Accounts with any adjustments agreed between the Seller and the Purchaser will be final and conclusive of all matters stated in them. If the Seller and the Purchaser fail to resolve any dispute within 10 Business Days after the Seller notifies the Purchaser of the dispute under clause 9.4, the dispute must be submitted for determination by the Independent Accountants on the reference of either the Seller or the Purchaser (with notice of reference to the other). The Independent Accountants must be appointed to act on the following basis:
(1)	the Independent Accountants must act as experts and not as arbitrators;
(2)	the Independent Accountants must determine the matter in dispute as soon as possible and in any event within 10 Business Days after their appointment;
(3)	the Purchaser and the Seller:
(a)	must provide the Independent Accountants with all information the Independent Accountants reasonably require;
(b)	are entitled to make written submissions to the Independent Accountants; and
(c)	must provide the other with a copy of all information provided and submissions made to the Independent Accountants;
(4)	the Independent Accountants are entitled (to the extent they consider it appropriate) to base their opinion on the information provided and submissions made by the Purchaser and the Seller and on the books and records of the Group;
(5)	the Independent Accountants may seek the advice of another expert at their discretion;
(6)	the determination of the Independent Accountants is (in the absence of manifest error) conclusive and binding on the Seller and the Purchaser, and the Completion Accounts adjusted to reflect the determination of the Independent Accountants are final and conclusive of all matters stated in them; and
(7)	the costs of the Independent Accountants must be borne by the Purchaser and the Seller in accordance with the determination of the Independent Accountants or, failing any determination, in equal one-half shares.
10	First Conditional Payment
10.1	If EBITDA for the First Accounts Period is equal to or exceeds $2 million, the Purchaser shall pay to the Seller the First Conditional Payment.
10.2	In no circumstances will the First Conditional Payment exceed $2 million.
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10.3	If EBITDA for the First Accounts Period is less than $2 million, the First Conditional Payment shall not be payable.
10.4	The First Conditional Payment is due on the First Conditional Payment Date and will be paid by the Purchaser by electronic funds transfer to an account nominated in writing by the Seller.
10.5	Any part of the First Conditional Payment which is not satisfied under this clause will remain immediately due and owing by the Purchaser in accordance with clause 10.4.
10.6	The provisions of Part C of Schedule 5 shall apply to the drawing up of the First Accounts.
11	Second Conditional Payment
11.1	Subject to clause 11.2, if EBITDA for the Second Accounts Period exceeds $3,390,000, the Purchaser shall pay to the Seller the Second Conditional Payment.
11.2	The Second Conditional Payment shall not exceed an amount equal to $45 million plus the India Cash Sum, less an amount equal to the Completion Payment plus External Borrowings outstanding at Completion (if any).
11.3	Notwithstanding clause 11.1, if the calculation of the Second Conditional Payment results in a negative amount, the Second Conditional Payment will be taken to be nil and no payment obligation of the Purchaser will arise in respect of the Second Conditional Payment.
11.4	The Second Conditional Payment is due on the Second Conditional Payment Date and will be paid by the Purchaser by electronic funds transfer to an account nominated in writing by the Seller.
11.5	If the Second Conditional Payment becomes due and the Purchaser does not pay the Second Conditional Payment under clause 11.4, the Second Conditional Payment (or part of that amount) will be paid on demand by the Issuing Bank to the Seller under the Letter of Credit. The Seller will not issue a demand to the Issuing Bank unless the Purchaser has failed to comply with is obligations under clause 11.4.
11.6	If, under clause 11.5, the Seller becomes entitled to payment of all or part of the Second Conditional Payment under the Letter of Credit, the Purchaser must confirm the amount payable to the Issuing Bank in accordance with the terms of the Letter of Credit.
11.7	Any part of the Second Conditional Payment which is not satisfied under clause 11.5 will remain immediately due and owing by the Purchaser in accordance with clause 11.4.
11.8	If:
(1)	no Second Conditional Payment is due to the Seller in accordance with clause 11.3; or
(2)	the Second Conditional Payment is paid by the Purchaser in accordance clause 11.4, then the Seller must on the Second Conditional Payment Date release the Issuing Bank from all of its obligations and liabilities under the Letter of Credit and return the original Letter of Credit to the Issuing Bank.
11.9	The provisions of Part C of Schedule 5 shall apply to the drawing up of the Second Accounts.
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12	Conditional Payment restrictions
12.1	The Purchaser must use its reasonable endeavours to procure that until 29 February 2012 (unless the parties agree otherwise) the profitability of the Group shall not be artificially reduced by any act or omission of a Group Company or the Purchaser Group.
12.2	Without limiting the operation of clause 12.1 and subject to clause 12.3, until 29 February 2012, except with the prior written consent of the Seller, the Purchaser will:
(1)	ensure that the Business is adequately financed;
(2)	continue to operate the Business consistent with historical practices;
(3)	procure that no Group Company enters into a transaction which is not on arm’s length terms, except where the parties enter into a transaction on terms which would be reasonable in the circumstances if the parties were dealing at arms length;
(4)	other than in the ordinary course of business, ensure that no amendment or variation is made to any contract to which any Group Company is a party and that no contract is terminated;
(5)	ensure that no charge is levied on any Group Company for goods and services provided to it by any other member of the Purchaser Group other than on terms that would be reasonable in the circumstances if the parties were dealing at arm’s length;
(6)	ensure that the rates of remuneration of employees of the Group Companies are not increased except for increases which, taken as a whole, are no greater than those awarded to employees of the Purchaser generally;
(7)	ensure that insurance policies equivalent to those in place for the benefit of the Group Companies prior to Completion are effected and maintained;
(8)	not by any act or omission, materially adversely affect the ability of any Group Company to carry out its contracts and obligations;
(9)	not make any change to the nature of the business of any Group Company that is likely to materially reduce the amount of the First Conditional Payment or the Second Conditional Payment;
(10)	not allow any Group Company to dispose of any material part of its business or assets or acquire any material company or business;
(11)	not dispose of shares in a Group Company; and
(12)	not pass any resolution to wind up any Group Company or to cause any Group Company to cease to carry on any part of its business, except in circumstances in where such Group Company is loss-making or insolvent or the directors of such Group Company reasonably believe, after receiving advice, that it is their duty to cause such Group Company to be wound up, having regard to its financial position, or that they may incur personal liability for the debts of the Group Company.
12.3	Notwithstanding the restrictions in clause 12.2, the Purchaser may during the period ending on 29 February 2012 and thereafter, wind-up or liquidate Rheochem Indonesia (or take such actions to commence such actions) provided that this does not in any material way adversely affect the profitability of the Group or such effects on profitability are ignored in the calculation of EBITDA for the purposes of calculating the First Conditional Payment (if such event or action occurs during the First Accounts Period) and the Second Conditional Payment.
12.4	During the Second Accounts Period, the Purchaser will prepare, and provide the Seller with copies of, quarterly balance sheets and income statements in relation to the Group Companies as soon as possible after the expiry of each quarterly period.
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13	Conditional Payment Security
13.1	The Purchaser will provide security in favour of the Seller for the payment of the Second Conditional Payment under clause 11 (Conditional Payment Security) by arranging for an irrevocable standby letter of credit to be issued by a reputable bank (Issuing Bank) in favour of the Seller for an amount equal to US$9,900,000 and expiring on the Second Conditional Payment Date, in a form agreed between the Seller and the Purchaser (acting reasonably) prior to Completion (Letter of Credit), and delivering the Letter of Credit to the Seller in accordance with clause 8.5(1).
14	Payments
14.1	All payments in connection with this Agreement must be made by way of direct transfer of funds to an account nominated in writing by the party to whom the payment is due.
14.2	Subject to clause 14.3, all payments made in connection with this Agreement must be made in full without deducting or withholding any amount (including by way of set-off or counterclaim), unless required by law.
14.3	If any amount is payable by the Seller to the Purchaser pursuant to an Agreed Claim or under clause 17 (Indemnity) or under clause 18 (Tax), the Purchaser is entitled to set off that amount against any amount payable by the Purchaser to the Seller under this Agreement, including any part of the Purchase Price.
15	Warranties
15.1	The Seller represents and warrants to the Purchaser (for itself and as trustee for its successors in title) that each statement in Schedule 2 is true and accurate and not misleading on the date of this Agreement and will remain true and accurate until Completion, except that a Seller Warranty which states it is made as at or only on one of those dates, or as at some other time, is made only as at that date.
15.2	The Seller acknowledges that the Purchaser has entered into this Agreement relying on the Seller Warranties.
15.3	The Seller indemnifies the Purchaser and each Group Company against all Loss arising from or connected with a breach of any Seller Warranty.
15.4	The Purchaser acknowledges that:
(1)	it and its representatives have had an opportunity to conduct a due diligence investigation and evaluation of the Business and each Group Company and to review all Disclosure Material, and have used this opportunity;
(2)	it:
(a)	has made, and relies on, its own searches, investigations and enquiries in relation to the Business and each Group Company;
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(b)	has had independent legal, financial and technical advice relating to the purchase of the Business and each Group Company and to the terms of this Agreement and the documents to be executed pursuant to it; and
(c)	has made and is relying on its own independent investigation, analysis and evaluation of the information provided by the Seller (including the Disclosure Material) and of other information which it considers relevant; and
(3)	as at the date of this Agreement and on Completion (other than as notified under clause 6.6), neither the Purchaser nor any member of the Purchaser Group or any of its Personnel knows or is reasonably aware of anything which is, or would be likely with the lapse of time to become, a breach of any Seller Warranty.
15.5	The Purchaser acknowledges that, except for the Seller Warranties, neither the Seller nor any member of the Seller Group makes any express or implied representation or warranty at all. Without limiting this, the Purchaser acknowledges that:
(1)	at no time has the Seller or any member of the Seller Group made or given, or any person relied on, any representation, warranty, promise, forward-looking statement, projection or forecast, except for the Seller Warranties; and
(2)	no other statements or representations have induced or influenced the Purchaser to enter into this Agreement or agree to any or all of its terms, been relied on in any way as being accurate, been warranted as being true or been taken into account as being important to their decision to enter into this Agreement or agree to any of its terms.
15.6	To the full extent permitted by law, every condition, warranty, term, provision, representation or undertaking (whether express, implied, written, oral, collateral, statutory or otherwise) except the Seller Warranties is excluded.
15.7	To the extent permitted by law, the Purchaser:
(1)	agrees not to make, and releases any right it may have to make, against the Seller any Claim based on Part 7.10 (including section 1041H) of the Corporations Act, Part 2 Division 2 (including section 12DA or 12 DB) of the Australian Securities and Investments Commission Act 2001 (Cth), the Australian Consumer Law (including sections 4,18 or 29) or on any corresponding provision of any State or Territory legislation, or on a similar provision under any other law, for any act or omission concerning a Group Company or a Business or for any statement or representation about any of those things which is not expressly contained in this document; and
(2)	agrees with the Seller not to make any such Claim against a member of the Seller Group.
15.8	Each Seller Warranty is a separate warranty in no way limited by any other Seller Warranty and the Purchaser and each Group Company shall have a separate claim and right of action in respect of every breach of a Seller Warranty.
15.9	The Purchaser must take all reasonable action to mitigate any Loss suffered for which a Claim under the Seller Warranties could be made against the Seller. Nothing in this document restricts or limits any general obligation at law to mitigate any Loss.
15.10	Subject to clause 37.3, the rights of the Purchaser to make a Claim for breach of a Seller Warranty or under any provision of this document are personal to the Purchaser and may not be assigned to any other person. Neither the Purchaser nor a person deriving title from the Purchaser can make a Claim for breach of a Seller Warranty or under any provision of this document if the Purchaser Guarantor has after Completion ceased to control the Business, or has ceased to own or control any Group Company to which the Claim relates.
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15.11	If the Purchaser is liable for Tax on any payment it receives from the Seller for breach of clause 15.1 or under clause 15.3, the amount payable by the Seller is increased so that, after the Tax is paid, the Purchaser receives the amount it would have received had there been no Tax payable.
15.12	The Purchaser represents and warrants to the Seller that each statement in Schedule 3 is true and accurate and not misleading on the date of this Agreement and will remain true and accurate until Completion.
15.13	The Purchaser acknowledges that the Seller has entered into this Agreement relying on the Purchaser Warranties.
15.14	Each Purchaser Warranty is a separate warranty in no way limited by any other Purchaser Warranty.
15.15	The Purchaser indemnifies the Seller against all Loss arising from or connected with a breach of any Purchaser Warranty.
15.16	If the Seller is liable for Tax on any payment it receives from the Purchaser for breach of clause 15.12 or under clause 15.15, the amount payable by the Purchaser is increased so that, after the Tax is paid, the Seller receives the amount it would have received had there been no Tax payable.
15.17	The Purchaser Guarantor represents and warrants to the Seller that each statement in Schedule 4 is true and accurate and not misleading on the date of this Agreement and will remain true and accurate until Completion.
15.18	Each Purchaser Guarantor Warranty is a separate warranty in no way limited by any other Purchaser Guarantor Warranty.
15.19	The Purchaser Guarantor indemnifies the Seller against all Loss arising from or connected with a breach of any Purchaser Guarantor Warranty.
15.20	If the Seller is liable for Tax on any payment it receives from the Purchaser Guarantor for breach of clause 15.17 or under clause 15.19, the amount payable by the Purchaser Guarantor is increased so that, after the Tax is paid, the Seller receives the amount it would have received had there been no Tax payable.
15.21	The Purchaser Guarantor acknowledges that the Seller has entered into this Agreement relying on the Purchaser Guarantor Warranties.
16	Limitation of liability
16.1	In each Seller Warranty, where any statement is qualified as being made so far as the Seller is aware or to the best of the knowledge, information and belief of the Seller or any similar expression, the knowledge, information and belief of the Seller is the knowledge, information and belief of the following individuals:
(1)	Haydn Gardner;
(2)	Craig McGuckin;
(3)	Adrian Bowers;
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(4)	Dave Bennett in respect of Seller Warranties 7 (except 7.1 and 7.2), 9, 10, 11, 12, 14, 16 and 19 only;
(5)	John Reeves in respect of Seller Warranties 7 (except 7.1 and 7.2), 9, 10, 11, 12, 14, 16 and 19 only; and
(6)	Carl Jensen in respect of Seller Warranties 7 (except 7.1 and 7.2), 9, 10, 11, 12, 14, 16 and 19 as they relate solely to the affairs of Rheochem Pacific Limited.
16.2	The Seller agrees with the Purchaser (for itself and as trustee for each Group Company and each Group Company’s directors, employees, agents and advisers and, in the case of Rheochem Indonesia, commissioners):
(1)	to waive any right or claim which it may have in respect of any misrepresentation or error in, or omission from, any information or opinion supplied or given by any Group Company or any of its directors, officers, employees or agents (and, in the case of Rheochem Indonesia, commissioners) in the course of negotiating this Agreement or in preparing the Disclosure Letter; and
(2)	that any such right or claim shall not constitute a defence to any claim by the Purchaser under or in relation to this Agreement.
16.3	The Seller is not liable for any breach of any Seller Warranty (other than a Tax Warranty) to the extent that the facts, matters and circumstances giving rise to the breach:
(1)	are Disclosed in the Disclosure Letter or the Disclosure Materials;
(2)	have been provided for or reserved in the Financial Statements;
(3)	would have been disclosed to the Purchaser by the following searches it conducted:
(a)	on 03 February 2011, in respect of Rheochem Limited, the register of companies maintained by ASIC;
(b)	on 16 November 2010, in respect of Rheochem Limited, the relevant title folio for each of the Properties at the Land Titles Office;
(c)	on 14 December 2010, in respect of Rheochem India Pvt Ltd, the Registrar of Companies, Maharashtra; and
(d)	on 14 December 2010, in respect of Rheochem Pacific Limited, the Companies Office (Ministry of Economic Development); or
(4)	are known (whether by enquiry or otherwise) by the Purchaser, any member of the Purchaser Group, or any of the following individuals:
(a)	James Braun;
(b)	Mark Airola;
(c)	William Moss;
(d)	Bruce Smith;
(e)	Tony Freitas; and
(f)	Gregg Piontek,

before the date of this Agreement
The Seller Warranties (other than a Tax Warranty) are qualified by each such fact, matter and circumstance.
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16.4	The Seller is not liable for any breach of a Tax Warranty to the extent that the facts, matters and circumstances giving rise to the breach:
(1)	have been provided for or reserved in the Financial Statements; or
(2)	are specifically Disclosed against the Tax Warranties in the Disclosure Letter.
The Tax Warranties are qualified by each such fact, matter and circumstance.
16.5	For the avoidance of doubt, any disclosure made under clause 16.4 shall in no way limit the Purchaser’s right to claim under the indemnity in clause 18 in relation to Tax payable as a result of a breach of the Tax Warranties and the Seller will be liable under the indemnity in clause 18.2(2) in respect of any matter that would have been a breach of a Tax Warranty but for the provisions of clause 16.4.
16.6	The Purchaser is not imputed with the knowledge or information that any Personnel of the Seller are not permitted, by law or under confidentiality obligations binding on the Personnel, to disclose (and has not actually disclosed) to the Purchaser.
16.7	The Seller is not liable for any breach of any Seller Warranty after Completion unless:
(1)	notice of such Claim (Seller Warranty Claim Notice) against the Seller is given by the Purchaser to the Seller (setting out full details, including details of the facts, matters and circumstance giving rise to the breach, the nature of the breach and, to the extent it is reasonably able to do so, the Purchaser’s estimate of the Loss suffered) as soon as possible but in any event within 20 Business Days after the Purchaser becomes aware of any fact, matter or circumstance giving rise to the Claim and, in any event, on or before the Claims Expiry Date;
(2)	the Purchaser has given the Seller and its Personnel reasonable access to all information and documents (including books and records) relating to the Claim that are within the custody, possession or control of the Purchaser for a period of 30 Business Days after the Seller has received the Seller Warranty Claim Notice for the purpose of investigating the Claim; and
(3)	within 9 months after the Seller has received the Seller Warranty Claim Notice, the Claim has been:
(a)	admitted or satisfied by the Seller;
(b)	withdrawn by the Purchaser;
(c)	settled between the Seller and the Purchaser; or
(d)	submitted to arbitration in accordance with the rules set out in clause 25.3.
Otherwise, the Claim will be taken to be waived or withdrawn and will be barred and unenforceable.
16.8	Except with regard to Claims for breach of Seller Warranties 2 and 4 and Claims under clause 17, in respect of which the Seller’s liability shall be unlimited, the maximum aggregate amount that the Purchaser may recover from the Seller for all Claims (including Claims for breaches of the Seller Warranties) is $23.75 million.
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16.9	The Seller is not liable for any breach of any Seller Warranty:
(1)	unless the amount claimed in respect of the breach exceeds $50,000; and
(2)	until the total of all amounts claimed in respect of breaches (not counting any Claims for less than the amount set out in sub-clause (1) above) exceeds $500,000, in which event the Purchaser is entitled to the full amount and not just the excess.
16.10	Clause 16.9 does not limit the liability of the Seller for any breach of any Seller Warranty to the extent that the breach:
(1)	arises by reason of fraud or wilful concealment or dishonesty or deliberate non-disclosure on the part of the Seller; or
(2)	relates to any breach of Seller Warranty 2 or 4 or a Claim under clause 17.
16.11	Any amount (whether by way of damages or otherwise) received by the Purchaser Group as compensation for any breach by the Seller of any Seller Warranty or under clause 18.2 will be in reduction and refund of the Purchase Price.
16.12	Any amount (whether by way of damages or otherwise) paid by the Purchaser to the Seller under this Agreement, other than the payment of the Purchase Price, including as compensation for any breach by the Purchaser of any Purchaser Warranty, will be an increase of the Purchase Price.
16.13	Despite anything else in this Agreement:
(1)	no Seller Warranty is breached by reason of, and the Seller is not liable to the Purchaser or any other person for breach of any Seller Warranty or any other provision in this document or under the indemnity in clause 18.2 in relation to, any fact, matter or circumstance:
(a)	which arises from any change after the date of this Agreement in any law or in its interpretation or in any administrative practice or ruling of a Government Agency (even if the change has retrospective effect), except in the case of a change to a law relating to Tax which is announced and commences to have effect prior to the date of this Agreement);
(b)	to the extent that it is provided for or reserved in the Completion Accounts, or has been taken into account in determining the value at which any asset or liability is included in the Completion Accounts; or
(c)	to the extent that it is caused by, or contributed to by, any act, omission, transaction or arrangement:
(i)	of or by or on behalf of the Purchaser or any member of the Purchaser Group unless the act, omission, transaction or arrangement is required by law;
(ii)	of or by or on behalf of the Seller, or any other person, at the request of or with the consent of the Purchaser; or
(iii)	implementing, or permitted by, the terms of this Agreement or of any other agreement contemplated by it;
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(2)	the Purchaser may only recover once for the same Loss, and the Seller is not liable to the Purchaser or any other person for Loss to the extent:
(a)	that the same Loss has been recovered in another Claim or the subject of the Claim is made good or is compensated for without cost to the Purchaser;
(b)	of an amount equal to any reduction in present or future Tax, Tax rebate or Tax credit received or receivable by the Purchaser or by any member of the Purchaser Group in relation to the amount or the matter the subject of the Claim; or
(c)	that the Purchaser or any member of the Purchaser Group has a right to recover an amount from a person other than the Seller or a member of the Seller Group in respect of the Loss (for example, issuing a demand, making an insurance claim, suing for tort or claiming under an indemnity) and has recovered such amount (less any costs of recovery);
(3)	the Seller is not liable to make any payment (whether by way of damages or otherwise) to the Purchaser in relation to or for a breach of a Seller Warranty for any Loss which does not flow directly or naturally from the breach of the Seller Warranty, however arising; and
(4)	no Environmental Warranty is breached if the act, event, matter or circumstance giving rise to the alleged breach occurred at a time when the relevant Group Company was not in occupation of the premises the subject of the alleged breach.
17	Indemnity
17.1	The Seller indemnifies the Purchaser and each Group Company against all Loss arising from or connected with:
(1)	VRMT Well Services, Rheochem Limited’s shareholding in VRMT Well Services, Rheochem Limited being a party to the VRMT Shareholders’ Agreement and the conduct of operations by the Group in Nigeria prior to Completion;
(2)	any remediation required under the Contaminated Sites Act 2003 (WA) in relation to the Dampier Premises to the extent that the remediation is in respect of an act, event, matter or circumstance which occurred:
(a)	before Completion; and
(b)	during the period Rheochem Limited was in occupation of the Dampier Premises;
(3)	the failure of the Seller to deliver any documents required at Completion under clause 8.2;
(4)	a finding by any court, commission, tribunal, directorate, ombudsman, authority or government department that any Contractor was not a true contractor, to the extent that the Loss is in respect of a period prior to Completion, or any settlement made by any member of the Group with any Contractor, arising out of a Claim by the Contractor that the Contractor was not a true contractor to the extent that the settlement is in respect of the period of engagement prior to Completion;
(5)	the failure by any member of the Group to adequately pay, accrue or make provision in the Group Financial Statements for annual leave, personal/carer’s leave, sick leave, long service leave, leave loading, jury leave, public holiday pay, taxation or superannuation for any Employee or any Contractor to the extent that the Loss is in respect of the period of employment or engagement prior to Completion;
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(6)	any Claim made by Haydn Gardner or Craig McGuckin for the difference between benefits or entitlements Haydn Gardner or Craig McGuckin would have been entitled to receive as an employee under Australian law, and the benefits or entitlements Haydn Gardner or Craig McGuckin would have been entitled to receive as an employee of a foreign corporation on secondment to Australia, to the extent that the Loss is in respect of the period of employment prior to Completion;
(7)	if the items in clause 8.2(17) or 8.2(18) are not delivered by the Seller at Completion, the termination of the Dampier Lease by either Toll or the DPA as a result of their consent not being granted (as contemplated in clauses 8.2(17) and 8.2(18)), at or prior to Completion, to the transfer of shares in Rheochem Limited from the Seller to the Purchaser under this Agreement. The Loss against which the Seller indemnifies the Purchaser in this clause 17.1(7) includes, but is not limited to:
(a)	the cost of finding and securing suitable alternative premises;
(b)	the cost of relocation (including the cost of moving plant and equipment);
(c)	the cost of removing items from the Dampier Premises and making good the Dampier Premises in accordance with the terms of the Dampier Lease;
(d)	the difference between the rate of rent under the Dampier Lease as at the date of this Agreement and the rate of rent under the lease for the new premises (if higher) for the period up to 29 June 2013 (being the expiry date of the Dampier Lease as at the date of this Agreement);
(e)	the cost of fitting out the new premises to an equivalent specification to the Dampier Lease; and
(f)	the cost to the business of Rheochem Limited as a result of the relocation of the premises, including additional transportation costs of personnel, product and equipment for the period up to 29 June 2013;
(8)	filing irregularities and/or procedural irregularities (including incorrect share valuations) in relation to the issue or conversion of Rheochem India Pvt preference shares which occur prior to Completion (Irregularities), including any fines, penalties or other sanctions (including compounding penalties) imposed by the Reserve Bank of India whether prior to or post Completion; and
(9)	the costs of the Purchaser being required, as a result of the Irregularities, to subscribe for further ordinary shares of Rheochem India Pvt Ltd in order to maintain a 70:30 ratio (Purchaser : Prabhu).
18	Tax
18.1	In this clause 18, Tax Claim means any letter, request, advice, notice, demand, notice of assessment, amended assessment or determination, deemed assessment, other communication, instrument or document lodged under self-assessment or issued, served or made by or on behalf of a Revenue Authority, whether before or after the date of this Agreement, as a result of which any member of the Group is or becomes liable to make a payment of an ascertained amount for Tax (including Tax primarily chargeable against some other company or person that is assessed to the member of the Group by reason of the other company or person having been part of the same group of companies) or is not entitled to any ascertained amount of credit, rebate, refund, relief, allowance, deduction, or tax loss.
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18.2	The Seller indemnifies the Purchaser against any amount of Tax payable to the extent that the Tax arises from:
(1)	a Tax Claim, as a result of which any member of the Group is liable to make a payment of an ascertained amount in respect of Taxes on or in respect of or calculated by reference to:
(a)	income, profit or gain received, accrued or derived prior to the Completion Date whether by a member of the Group or another entity; or
(b)	any event, act, occurrence or omission, on or before the Completion Date; or
(2)	a breach of any Tax Warranty.
18.3	Payments under clause 18.2 must be made to the Purchaser (or, at the Purchaser’s request, to a member of the Group) by whichever is the later of:
(1)	5 Business Days before the latest date on which that payment of Tax may lawfully be made without incurring any penalty, additional tax, interest or general interest charge for late payment (allowing for any waivers or deferrals granted by the Revenue Authority); and
(2)	15 Business Days after the Seller receives notice in writing from the Purchaser providing full and accurate particulars of the Tax Claim (with copies certified by the Purchaser of all supporting documentation) sufficient for the Seller to verify the accuracy of the Tax Claim.
19	Goods and services tax
19.1	In this clause 19:
(1)	words used which have a particular meaning in the GST Law (as defined in the GST Act, and also including any applicable legislative determinations and Australian Taxation Office public rulings) or the Goods and Services Tax Act 1985 (NZ) have the same meaning, unless the context otherwise requires;
(2)	any reference to GST payable by a party or input tax credits to which a party is entitled includes any corresponding GST payable by, or entitlements to input tax credits of, the representative member of any GST group of which that party is a member; and
(3)	if the GST Law or the Goods and Services Tax Act 1985 (NZ) treats part of a supply as a separate supply for the purpose of determining whether GST is payable on that part of the supply or for the purpose of determining the tax period to which that part of the supply is attributable, such part of the supply is to be treated as a separate supply.
19.2	Unless GST is expressly included, the consideration expressed to be payable under any other clause of this Agreement for any supply made under or in connection with this Agreement does not include GST.
19.3	Subject to clause 19.4, to the extent that any supply made under or in connection with this Agreement is a taxable supply, the GST exclusive consideration otherwise payable for that supply is increased by the amount of GST imposed in respect of the supply, and that additional amount is payable at the same time and in the same manner as the GST exclusive consideration.
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19.4	A party will not be required to make a payment for a taxable supply made under or in connection with this Agreement until it receives a tax invoice (or adjustment note) for the supply to which the payment relates.
19.5	Each party agrees to do all things, including providing tax invoices and other documentation, that may be necessary or desirable to enable or assist the other party to claim any input tax credit, adjustment or refund in relation to any amount of GST paid or payable in respect of any supply made under or in connection with this Agreement.
19.6	If a payment to a party under this Agreement is a payment by way of reimbursement or indemnity and is calculated by reference to the GST inclusive amount of a loss, cost or expense incurred by that party, then the payment is to be reduced by the amount of any input tax credit to which that party is entitled in respect of that loss, cost or expense before any adjustment is made for GST pursuant to clause 19.3.
19.7	If a party has a Claim under or in connection with this Agreement whose amount depends on actual or estimated revenue or which is for a loss of revenue, revenue must be calculated without including any amount received or receivable as reimbursement for GST (whether that amount is separate or included as part of a larger amount).
20	Restraint
20.1	In this clause 20:
(1)	Restraint Area means:
(a)	the Asia/Pacific region;
(b)	Australia, New Zealand, India and Indonesia.
(2)	Restraint Period means:
(a)	the period of six years commencing on the Completion Date;
(b)	the period of three years commencing on the Completion Date;
(c)	the period of one year commencing on the Completion Date.
(3)	Restrained Business means any business that:
(a)	is the same as or similar to the Business or that competes with or is likely to compete with the Business or a substantial part of the Business; or
(b)	involves the manufacture, development or sale of drilling and related fluids associated with exploration and production activities in the oil, gas, geothermal or mining industries.
20.2	The Seller must not either directly or indirectly during the Restraint Period:
(1)	and in the Restraint Area, operate, participate in, or promote a Restrained Business in any capacity or manner;
(2)	and in the Restraint Area, have any kind of interest in or be concerned with a Restrained Business;
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(3)	and in the Restraint Area, seek or gain the custom of a person who was a customer of the Business at any time during the period of 12 months before Completion, in order to carry on a Restrained Business;
(4)	approach an employee or contractor of the Group with a view to encouraging them to leave their employment or engagement;
(5)	represent itself as being in any way connected with the Business;
(6)	use a logo, mark or name substantially the same or as deceptively similar to any Intellectual Property Rights owned, used or licensed by the Group; or
(7)	disclose the name of any customer of the Business or use that name to the Seller’s advantage or to the Purchaser’s disadvantage (including through its Personnel);
and must ensure that none of its Related Bodies Corporate does any of the things listed in clauses 20.2(1) to 20.2(7).
20.3	The restraint in clause 20.2 applies to the Seller acting:
(1)	either alone or in partnership or association with another person;
(2)	as principal, agent or representative;
(3)	as member, shareholder, debenture holder, note holder or holder of any other security;
(4)	as trustee of or as a consultant or adviser to any person; or
(5)	in any other capacity.
20.4	The restraints set out above will apply as if they consisted of several separate, independent and cumulative covenants and restraints consisting of:
(1)	each of clauses 20.2(4), 20.2(5), 20.2(6), 20.2(7) and 20.3 combined with each separate Restraint Period; and
(2)	each of clauses 20.2(1), 20.2(2) and 20.2(3) combined with each separate Restraint Period and of each such separate combination combined with each separate Restraint Area.
20.5	If any separate covenant and restraint referred to in clause 20.4 is unenforceable, illegal or void, that covenant and restraint is severed and the other covenants and restraints remain in force.
20.6	Despite clause 20.2, after Completion the Seller may hold less than 5% of the issued shares or units of a body corporate or unit trust listed on a stock market operated by the ASX or the London Stock Exchange, even if that body corporate or unit trust is involved directly or indirectly in the Restrained Business. This is the only exception to the restraint of trade the Purchaser accepts under this clause 20.
20.7	The Seller agrees that, given the interests of the parties, each restraint in this clause 20 is necessary to protect the goodwill of the Group and is reasonable.
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21	Purchaser guarantee and indemnity

21.1	The Purchaser Guarantor guarantees to the Seller the due and punctual:
(1)	payment by the Purchaser of the Guaranteed Money; and

(2)	performance by the Purchaser of the Guaranteed Obligations.
21.2	The Seller agrees not to claim against the Purchaser Guarantor under this Agreement in relation to any default of the Purchaser until it has given written notice of that default to the Purchaser. Subject to providing this written notice, the Purchaser Guarantor’s obligations in this Agreement may be enforced against the Purchaser Guarantor without the Seller first being required to exhaust any remedy it may have against the Purchaser or enforce any security it may hold relating to the Guaranteed Obligations.

21.3	The Purchaser Guarantor is entitled to enjoy all the rights and benefits of the Purchaser arising out of or in connection with the Agreement to the same extent as the Purchaser.

21.4	If the Purchaser is not bound by some or all of the Purchaser’s obligations under this Agreement, or if for any other reason the guarantee in clause 21.1 is not effective, the Purchaser Guarantor agrees, by way of indemnity and principal obligation, to pay to the Seller the amount which would have been payable by the Purchaser Guarantor to the Seller under the guarantee in clause 21.1 had the guarantee been effective and the Purchaser been bound.

21.5	The Purchaser Guarantor remains liable under this clause 21 even if:
(1)	the Purchaser or the Purchaser Guarantor:
(a)	enters into any composition or scheme or deed of arrangement with creditors; or

(b)	enters into receivership, administration or liquidation or is wound up or dissolved;
(2)	the Seller cannot for any reason enforce this Agreement against the Purchaser;

(3)	the Seller, for any reason, has not exercised or does not exercise all or any 1 or more of the Seller’s rights or powers:
(a)	against the Purchaser; or

(b)	respecting any other security or surety against which the Seller may claim to satisfy any liability of the Purchaser;
(4)	the Seller grants any time or other indulgence or concession to the Purchaser; or

(5)	there is any variation (including a variation which increases, or extends the duration of, the Guaranteed Money or the Guaranteed Obligations), replacement, extinguishment, unenforceability, failure, loss, abandonment or transfer of any document or agreement relating to the Guaranteed Obligations (including this Agreement and any other guarantee or Encumbrance held by the Seller from any person at any time).
21.6	Until the Purchaser has performed its obligations under this Agreement:
(1)	this clause 21 continues to bind the Purchaser Guarantor; and
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(2)	the Purchaser Guarantor is not entitled to prove in the liquidation of the Purchaser in competition with the Seller.
21.7	The Purchaser Guarantor acknowledges that it has not been induced to enter into this Agreement by virtue of any representation by or on behalf of the Seller, but acts entirely on its own responsibility.

22	Termination by Purchaser or Seller

22.1	If, at any time prior to Completion, a Termination Event (as described in clause 22.2) occurs, the Purchaser may, by written notice to the Seller, terminate this Agreement with immediate effect without any liability on the Purchaser’s part.

22.2	For the purposes of this clause 22.1, a Termination Event means:
(1)	a breach of any of the Exclusivity Undertakings;

(2)	a Material Adverse Change;

(3)	the Board of the Seller withdrawing or changing its recommendation to shareholders to vote in favour of the Resolution;

(4)	a termination for breach of a Fundamental Warranty under clause 6.8; or

(5)	a termination as specified in clause 8.8.
22.3	If the Purchaser does not comply with its obligations under clause 8.5(1), 8.5(2) or 8.5(3), the Seller may, by written notice to the Purchaser, terminate this Agreement with immediate effect without any liability on the Seller’s part.

22.4	If the Purchaser terminates this Agreement under clause 22.1 or the Seller terminates this Agreement under clause 22.3, then, in addition to any other rights, powers or remedies provided by law or in equity:
(1)	subject to clause 22.4(2), each party is released from its obligations and liabilities under or in connection with this Agreement and this Agreement will have no further force or effect, other than under this clause 22.4, clause 1, clause 23, clause 25, clause 27, clause 35, clause 36, clause 37, clause 38 and clause 39; and

(2)	each party retains the rights, remedies and powers it has in connection with any past breach or any claim that has arisen before termination.
22.5	After Completion, the Purchaser may not terminate or rescind this Agreement for a breach of any Seller Warranty.

22.6	The Seller undertakes to give notice to the Purchaser of any Termination Event of which it becomes aware as soon as possible and before Completion.

23	Break Fee

23.1	The parties acknowledge that each party will suffer significant costs and losses if this Agreement is terminated and Completion does not occur. These costs include:
(1)	advisory costs, legal costs and costs of management and directors’ time;

(2)	costs of not pursuing alternative transactions;
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(3)	reputational costs associated with a failed action and the implications of those costs in the event either party seeks to execute alternative transactions in the future; and

(4)	costs of the uncertainty and possible long-term harm to the trading price of the party’s securities.
23.2	Each party acknowledges that the costs outlined in clause 23.1 are difficult to calculate and that the specified break fees in clauses 23.3 and 23.4 represent a fair and reasonable estimate of those costs. Each party acknowledges that it requested the inclusion of this clause 23 and that the parties would not otherwise have entered into this Agreement. Each party believes that the Transaction will provide significant benefits to that party and its shareholders and that it is appropriate to agree to inclusion of this clause 23 in order to secure the benefits.

23.3	If, prior to Completion, the Purchaser terminates this Agreement under clause 22.1 by reason of the occurrence of a Termination Event set out in:
(1)	clause 22.2(1);

(2)	clause 22.2(3); or

(3)	clause 22.2(5),
the Purchaser may demand payment by the Seller of $2,500,000, which the Seller will pay promptly on demand.

23.4	If the Seller terminates this Agreement under clause 22.3, the Seller may demand payment by the Purchaser of $2,500,000, which the Purchaser will pay promptly on demand.

23.5	The payments under clauses 23.3 and 23.4 (if and when made) represent the sole and absolute liability of the payee under or in connection with this Agreement and no further damages, fees, expenses or reimbursements of any kind will be payable. For the avoidance of doubt, if the Seller does not exercise its rights under clause 23.4, it is entitled to claim all rights, powers or remedies available to it at law or in equity or otherwise and if the Purchaser does not exercise its rights under clause 23.3, it is entitled to claim all rights, powers or remedies available to it at law or in equity or otherwise.

24	Power of attorney

24.1	The Seller irrevocably appoints the Purchaser to be its attorney to execute all rights of the Seller in respect of the Shares from the Completion Date until the Shares are registered in the name of the Purchaser.

24.2	The Purchaser may do in the name of the Seller and on its behalf everything necessary or expedient, in the Purchaser’s sole discretion, to:
(1)	transfer the Shares and register the Purchaser as the holder of the Shares;

(2)	exercise any rights attaching to the Shares, including rights to appoint a proxy or representative, rights to attend and speak at meetings of members of the Group and agree to them being called on short notice, and voting rights;

(3)	exercise any powers the Seller has in its capacity as the registered holder of the Shares;

(4)	receive any dividend or other entitlement paid or credited to a Seller in respect of the Shares; and
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(5)	do any other act or thing in respect of the Shares or the Group.
24.3	The Purchaser may:
(1)	appoint or remove any substitute, delegate or sub-attorney at any time; and

(2)	exercise its powers under this clause 24:
(a)	in its own name or in the name of the Seller; and

(b)	even if it benefits from the exercise of the power.
24.4	The Seller declares that all acts and things done by the Purchaser and its substitutes, delegates and sub-attorneys in exercising powers under this clause 24 will be as good and valid as if they had been done by the Seller and agrees to ratify and confirm whatever the Purchaser and its substitutes, delegates and sub-attorneys do in exercising their powers under this clause 24.

24.5	If the Purchaser requests, the Seller must execute a power of attorney to give effect to the appointment under this clause 24, appointing the Purchaser as the Seller’s attorney and conferring on the Purchaser the rights and powers set out in this clause 24.

24.6	The appointment under this clause 24 is exclusive and the Purchaser has authority to represent the Seller in respect of the Shares to the exclusion of the Seller. The Seller is not permitted to interfere with the Purchaser’s exercise of its rights as attorney (whether by casting a vote, attending meetings itself or otherwise).

24.7	The Seller declares that the powers granted to the Purchaser under this clause 24 are given for valuable consideration and are irrevocable from the date of this Agreement until the Shares are registered in the name of the Purchaser.

25	Resolving Disputes

25.1	No party may proceed to arbitration in relation to any Dispute unless the steps in clauses 25.3 and 25.4 have been followed.

However, this limitation does not apply:
(1)	to a party in relation to a Dispute where the party wants to apply for urgent interlocutory relief (and clauses 25.3 and 25.4 do not apply in those circumstances); or

(2)	to a party who attempts in good faith to comply with clauses 25.3 and 25.4 but cannot because the other party to the Dispute does not comply with those clauses.
25.2	The parties nominate the following as their negotiators for the purposes of this clause (or any other person last notified by the relevant party for this purpose):

	1st level negotiator	2nd level negotiator
Seller	Haydn Gardner	Lincoln McCrabb
Purchaser	James Braun	Paul Howes
The negotiators have the authority to bind the party they represent.
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25.3	If a Dispute arises, the parties shall first seek to resolve it in accordance with this clause:
(1)	A party may notify the other party to the Dispute. The notice must specify the Dispute and indicate that the notifying party wants the Dispute to be referred to the first level negotiators.

(2)	The first level negotiators must meet (in person, by telephone or otherwise) within 6 Business Days after a notice under clause 25.3(1) is received (or as they otherwise agree), and negotiate in good faith to try to resolve the dispute.

(3)	If the first level negotiators do not resolve the Dispute by the 6th Business Day after their first meeting, the Dispute must be referred to the second level negotiators by the original notifying party by service of a further notice within 12 Business Days of that first meeting.

(4)	The second level negotiators must meet within 6 Business Days after a notice under clause 25.3(3) is received and negotiate in good faith to try to resolve the Dispute.

(5)	Each party to the Dispute is bound by any settlement agreed to in writing by their negotiator and must implement the settlement promptly.
25.4	If the Dispute is not resolved under clause 25.3 within 10 Business Days of the first meeting of the second level negotiators (or such other period as the parties may agree in writing), it shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration rules then in force.

25.5	In any arbitration:
(1)	the appointing institution shall be the Institute of Arbitrators and Mediators Australia;

(2)	the administering authority shall be the Institute of Arbitrators and Mediators Australia;

(3)	in the event that the Dispute between the parties involves claims from either or both parties totalling $2 million or less, the number of arbitrators shall be 1;

(4)	in the event that the Dispute between the parties involves claims from either or both parties totalling more than $2 million, the number of arbitrators shall be 3;

(5)	for the purpose of clauses 25.5(3) and 25.5(4), the value of any claim shall be the value attributed to it by the party making that claim acting reasonably and in good faith;

(6)	where a sole arbitrator is to be appointed, that arbitrator shall be a legal professional of at least 10 years’ standing and qualified in Western Australia;

(7)	where three arbitrators are to be appointed, the presiding arbitrator shall be a legal professional of at least 10 years’ standing and qualified in Western Australia;

(8)	the place of arbitration shall be Perth, Australia; and

(9)	the language used in the arbitral proceedings shall be English.
25.6	The parties, any arbitrator(s), and their agents, shall keep confidential and not disclose to any non-party the existence the Dispute, the arbitration, all non-public materials and information provided by another party in the course of and in preparation for meetings of the first and second level negotiators and/or any arbitration, and orders or awards made in the arbitration (together, the “Confidential Information”).
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25.7	If a party wishes to involve in the arbitration a non-party (including a fact or expert witness, stenographer, translator or any other person), the party shall make reasonable efforts to secure the non-party’s advance agreement to preserve the confidentiality of the Confidential Information.

25.8	Notwithstanding the foregoing, a party may disclose Confidential Information to the extent necessary to:
(1)	prosecute or defend the arbitration or proceedings related to it (including enforcement or annulment proceedings), or to pursue a legal right;

(2)	respond to legitimate subpoena, governmental request for information or other compulsory process;

(3)	make disclosure required by law or rules of a securities exchange; or

(4)	seek legal, accounting or other professional services, or satisfy information requests of potential acquirers, investors or lenders, provided that in each case that the recipient agrees in advance to preserve the confidentiality of the Confidential Information.
25.9	This confidentiality provision survives termination of the contract and of any arbitration brought pursuant to the contract. This confidentiality provision may be enforced by an arbitral tribunal or any court of competent jurisdiction and an application to a court to enforce this provision shall not waive or in any way derogate from the agreement to arbitrate.

26	Announcements

26.1	Subject to clause 26.2 and clause 26.3, no announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement shall be made by the Seller (or any member of the Seller’s Group) or the Purchaser (or any member of the Purchaser’s Group) without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

26.2	Notwithstanding clause 26.1, on execution of this Agreement and on or following Completion the Purchaser may make an announcement in relation to the Transaction to the New York Stock Exchange and the Seller may make an announcement in relation to the Transaction to AIM and ASX. Each party shall allow the other party reasonable opportunity to review and comment on the proposed announcement before its release.

26.3	Clause 26.1 does not apply to any Announcement if, and to the extent that, it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction (Relevant Authority) to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

27	Confidentiality

27.1	This clause shall be without prejudice to the clauses 25.6 and 25.9 which shall continue to be effective notwithstanding Completion.
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27.2	Each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:
(1)	the existence and terms of this Agreement and the Transaction Documents (and any drafts of those agreements); and

(2)	all negotiations in connection with the Transaction;
and must ensure that its respective Personnel do likewise.

27.3	Notwithstanding clause 27.2, a party may disclose information:
(1)	required by the law of any relevant jurisdiction;

(2)	on a confidential basis to its advisers (including bankers) to enable them to advise in connection with this Agreement (including its administration or enforcement);

(3)	if that information is in the public domain (other than because the party has disclosed it);

(4)	if the party lawfully had the information before it was disclosed to them in connection with this Agreement;

(5)	if required by existing contractual obligations;

(6)	to a permitted assignee in accordance clause 37;

(7)	with the consent of each other party;

(8)	required to vest the full benefit of this Agreement in either party;

(9)	in connection with legal or other proceedings relating to this Agreement;

(10)	if required by any Relevant Authority to which the party making the disclosure is subject, whether or not such requirement has the force of law; or

(11)	if this Agreement expressly requires or permits a party to disclose information.
27.4	A party disclosing under clause 27.3(10) must, as far as practical, consult with each other party beforehand as to the content and timing of the disclosure.

27.5	Without limiting clause 27.2, the Seller must keep confidential all information concerning the Group and the Business which is in its knowledge, possession or control and must ensure that its Personnel do likewise. However, the Seller may disclose information where permitted to do so under clause 27.3 .

27.6	This clause continues to bind the parties after Completion and after the parties’ other obligations under this Agreement terminate.

27.7	The parties agree that the Confidentiality Agreement shall terminate automatically upon Completion.

28	Time of the essence

28.1	Time is of the essence in respect of obligations to pay money under this Agreement.
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29	Further assurance

29.1	Each party must at its own cost from time to time do all things (including executing or producing documents, getting documents executed or produced by others and obtaining consents) necessary or desirable to give full effect to this Agreement (including the transactions contemplated by this Agreement).

30	Severability

30.1	If anything in this Agreement is unenforceable, illegal or void or contravenes the law, then it is severed and the rest of this Agreement remains in force.

30.2	The rights and obligations of each party are not affected by any law that, but for this clause 30.2, would affect those rights and obligations.

31	Entire agreement

31.1	The Transaction Documents:
(1)	contain the entire agreement, arrangement and understanding between the parties on everything connected with the subject matter of this Agreement, including the sale and purchase of the Shares; and

(2)	supersede any prior agreement, arrangement or understanding on anything connected with that subject matter.
Accordingly, any thing (such as correspondence, negotiations or representations before this Agreement is executed or an arrangement or understanding) not reflected in the Transaction Documents does not bind the parties and may not be relied on by them.

31.2	Each party has entered into this Agreement without relying on any representation (whether or not negligently) by any other party or any person purporting to represent that party.

31.3	The parties agree that the Letter of Intent shall terminate automatically upon execution of this Agreement.

32	Variation

32.1	An amendment or variation to this Agreement is not effective unless it is in writing and signed by the parties.

32.2	A provision of this Agreement (including a condition precedent) may only be waived if the waiver is in writing and signed by the person who has the benefit of the provision and who is therefore to be bound by the waiver.

33	Rights, powers and remedies

33.1	The rights, powers and remedies of each party are additional to other rights, powers and remedies independently given by law.

33.2	The failure of a party to exercise or enforce, or a delay by a party in exercising or enforcing, a right, power or remedy does not operate as a waiver of the exercise or enforcement by that party of that or any other right, power or remedy.
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33.3	The exercise or enforcement by a party of a right, power or remedy does not preclude the further exercise or enforcement by that party of that right, power or remedy or the exercise or enforcement by that party of any other right, power or remedy.

33.4	A party may exercise or enforce a right, power or remedy (including giving or withholding its approval or consent) entirely at its discretion (including by imposing conditions).

33.5	In exercising or enforcing, or deciding not to exercise or enforce, a right, power or remedy, a party is not required to take into account any adverse effect on another party.

33.6	Each party agrees to comply with the conditions of any approval, consent or waiver given by another party.

33.7	Waiver of a right, power or remedy is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

34	Continuing obligations

34.1	The rights and obligations of the parties do not merge on the completion of any transaction contemplated by this Agreement. They also survive the execution and delivery of any conveyance, assignment, transfer or other document entered into for the purpose of implementing any transaction contemplated by this Agreement.

34.2	Each indemnity in this Agreement survives the expiry or termination of this Agreement. A party may enforce a right of indemnity at any time, including before it has suffered Loss.

35	Costs

35.1	Each party must pay its own costs in connection with the negotiation, preparation and execution of this Agreement.

35.2	The Purchaser must pay all Stamp Duty (including all fines, penalties and interest) and other government imposts payable on or in connection with this Agreement and any transaction contemplated by this Agreement, and all instruments of transfer and other documents or instruments executed under or in connection with this Agreement or any transaction contemplated by this Agreement, when due.

36	Notices

36.1	Each communication in connection with this Agreement (including a notice, consent, request, waiver or demand) (Notice) has no legal effect unless it is in writing.

36.2	In addition to any other method of service provided by law, the Notice may be:
(1)	sent by prepaid ordinary post to the address for service of the addressee, if the address is in Australia and the Notice is sent from within Australia;

(2)	sent by prepaid airmail to the address for service of the addressee, if the address is outside Australia or if the Notice is sent from outside Australia;

(3)	sent by facsimile to the facsimile number of the addressee; or

(4)	delivered at the address for service of the addressee.
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36.3	A certificate signed by a party giving a Notice or by an officer or employee of that party stating the date on which that Notice was sent or delivered under clause 36.2 is prima facie evidence of the date on which that Notice was sent or delivered.

36.4	If the Notice is sent or delivered in a manner provided by clause 36.2, it must be treated as given to and received by the party to which it is addressed:
(1)	if sent by post from within Australia to an address in Australia, on the 2nd Business Day (at the address to which it is posted) after posting;

(2)	if sent by post to an address outside Australia or sent by post from outside Australia, on the 5th Business Day (at the address to which it is posted) after posting;

(3)	if sent by facsimile before 5pm on a Business Day at the place of receipt, on the day it is sent and otherwise on the next Business Day at the place of receipt; and

(4)	if otherwise delivered before 5pm on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.
36.5	Despite clause 36.4, a facsimile is not treated as given or received:
(1)	if at the end of the transmission the sender’s facsimile machine fails to issue a report confirming the transmission of the number of pages in the Notice; or

(2)	if it is not received in full and in legible form and the addressee notifies the sender of that fact within 3 hours after the transmission ends or by 12 noon on the Business Day on which it would otherwise be treated as given and received, whichever is later.
36.6	If a Notice is served by a method which is provided by law but is not provided by clause 36.2, and the service takes place after 5pm on a Business Day, or on a day which is not a Business Day, it must be treated as taking place on the next Business Day.

36.7	A Notice sent or delivered in a manner provided by clause 36.2 must be treated as validly given to and received by the party to which it is addressed even if:
(1)	the addressee has been liquidated or deregistered or is absent from the place at which the Notice is delivered or to which it is sent; or

(2)	the Notice is returned unclaimed.
36.8	The Seller’s address for service and facsimile number are:

Name	:	Rheochem Plc
Attention	:	Haydn Gardner
Address	:	15 Appold Street, London EC2A 2HB
Facsimile no	:	+44 20-7814-8141
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36.9	The Purchaser’s and Purchaser Guarantor’s addresses for service and facsimile numbers are:

Name	:	Newpark Resources, Inc.
Attention	:	General Counsel
Address	:	2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381
Facsimile no	:	+1 281-362-6801
36.10	A party may change its address for service or facsimile number by giving Notice of that change to each other party.

36.11	If the party to which a Notice is intended to be given consists of more than 1 person, then the Notice must be treated as given to that party if given to any of those persons.

36.12	Any Notice by a party may be given and may be signed by its solicitor.

37	Assignment

37.1	Subject to clause 37.3, neither party may assign or deal with or purport to assign or deal with its rights under this Agreement, or create or allow to exist any third party interest over them, without the prior written consent of the other party (which consent may not be unreasonably withheld or delayed). Any act or omission in contravention of this clause 37.1 is ineffective.

37.2	This Agreement shall be binding on and shall inure for the benefit of the successors and assigns of the parties.

37.3	The benefit of this Agreement shall be freely assignable by the Purchaser to a member of the Purchaser Group by giving written notice to the Seller.

38	Governing law and jurisdiction

38.1	The law of Western Australia governs this Agreement.

38.2	The parties submit to the non-exclusive jurisdiction of the courts of Western Australia and of the Commonwealth of Australia.

39	Service of process

39.1	Without preventing any other mode of service, a document in an action or administrative or arbitral proceeding connected with this Agreement (including the originating process and a third party notice) may be served on a party by any method permitted by clause 36 for the service of a notice of demand.

39.2	The Purchaser and Purchaser Guarantor each appoints James Stewart of Norton Rose Australia (Level 39, BankWest Tower, 108 St Georges Terrace, Perth WA 6000) as its agent to receive on its behalf service of process in Western Australia in any action or proceeding connected with this Agreement (Relevant Action).

39.3	The Purchaser Guarantor consents to service of process upon it out of the courts of Western Australia in a Relevant Action by posting copies of the process by international registered post to the Purchaser Guarantor at its address for service specified in this Agreement.
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39.4	The Seller appoints Roger Davies of Blake Dawson (Level 32, Exchange Plaza, 2 The Esplanade, Perth WA 6000) as its agent to receive on its behalf service of process in Western Australia in any Relevant Action.

39.5	The Seller consents to service of process upon it out of the courts of Western Australia in a Relevant Action by posting copies of the process by international registered post to the Seller at its address for service specified in this Agreement.

40	Execution by attorney

40.1	Where this Agreement is executed by an attorney, that attorney, by executing, declares that it has no notice of revocation, termination or suspension of the power of attorney under which it executes this Agreement.

41	Counterparts

41.1	This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement.

41.2	This Agreement is binding on the parties on the exchange of counterparts. A copy of a counterpart sent by facsimile machine or as a pdf attachment to an email:
(1)	must be treated as an original counterpart;

(2)	is sufficient evidence of the execution of the original; and

(3)	may be produced in evidence for all purposes in place of the original.
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Schedule 1 – The Shares
clause 1.1(127)

			Allocation of
Group	Class of Shares	Number of Shares	Purchase Price
Rheochem Limited	Ordinary	60,681,291	80%
Rheochem Pacific Limited	Ordinary	100	10%
Rheochem India Pvt Ltd	Ordinary	70,000	10%
	Redeemable preference	100,600
	Convertible preference	112,550
Rheochem Indonesia	Ordinary	356	0%
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Schedule 2 – Seller Warranties
Clause 1.1(125)
1	Definitions

1.1	In this Schedule 2:
(1)	Assets means all assets that are owned by the Group, including:
(a)	the Business Records;

(b)	the rights under the Contracts;

(c)	the Freehold Property;

(d)	the Goodwill;

(e)	the IP Rights;

(f)	the rights under the IP Licences;

(g)	the Permits;

(h)	the Plant and Equipment;

(i)	the rights under the Plant and Equipment Leases;

(j)	the rights under the Property Leases;

(k)	the Receivables; and

(l)	the Stock;
(2)	Business Name means each business name used in connection with the Business, as set out in the Disclosure Letter;

(3)	Business Records means all documents and information relating to the Assets, the Leased Property, the Leased Plant and Equipment, the Licensed IP Rights, the Employees or the Business, in whatever form and wherever situated. It includes books, files, correspondence, manuals, registers (such as asset registers) and records, documents of title, books of account, lists of suppliers to the Business and its customers, data, processes and systems;

(4)	Confidential Information means all information relating to the Assets, the Leased Property, the Leased Plant and Equipment, the Licensed IP Rights, the Employees or the Business in whatever form (including verbal, or recorded on paper or by electronic means). It includes all financial, operational and technical information, trade secrets, ideas, concepts, know-how, processes and knowledge. However, it excludes information which is or becomes known or generally available to the public – except if this happens because of a breach of any obligation of confidence (in which case it remains Confidential Information);

(5)	Contaminant has the meaning given in the Resource Management Act 1991 (New Zealand);
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(6)	Contamination means the presence in the Environment of a substance or Contaminant at a concentration:
(a)	above the concentration at which the substance is normally present in the Environment in the same locality; and

(b)	which presents or has the potential to present a risk of harm to human health or to any aspect of the Environment, except where the contamination is prescribed for the purposes of section 4(2) of the Contaminated Site Act 2003 (WA);

(7)	Contracts means all contracts and commitments entered into by any member of the Group which are wholly or partly unperformed at Completion, including those set out in the Disclosure Letter;

(8)	Domain Names means each internet domain name used in connection with the Business, as listed in the Disclosure Letter;

(9)	Employee means each employee of each member of the Group;

(10)	Environment means components of the earth, including:
(a)	land, air and water;

(b)	any layer of the atmosphere;

(c)	any organic or inorganic matter and any living organism;

(d)	human-made or modified structures or areas; and

(e)	the amenity values of an area,
and includes interacting natural ecosystems that include components referred to in Seller Warranties 1.1(10)(a) to 1.1(10)(e);

(11)	Environmental Law means any law (whether statute, regulation or common law), policy guideline, statutory plan, standard, or official communication by a Governmental Agency concerning the Environment or the health and safety of human beings, and includes any law relating to the use of land, water or any part of the Environment;

(12)	Environmental Notice means a lawful direction, order, demand or other requirement from a Governmental Agency to take any action or refrain from taking any action or to comply with any Environmental Law, or to remedy any breach of an Environmental Law;

(13)	Environmental Permit means a Permit under any Environmental Law;

(14)	FDI Laws mean the Foreign Exchange Management Act, 1999 and the rules and regulations thereunder, read with the Consolidated FDI Policy issued by the Department of Industrial Policy and Promotion vide Circular 2 of 2010 dated September 30, 2010 and earlier versions thereof and earlier press notes, press releases, clarifications and circulars relating to foreign investment in India, issued by the Department of Industrial Policy and Promotion;
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(15)	Freehold Property means all land, and all buildings, fixtures and other improvements on that land, owned by any member of the Group, as described in the Disclosure Letter;

(16)	Goodwill means the goodwill of the Business;

(17)	Group Financial Statements means:
(a)	the audited financial statements (including income statement, balance sheet, statement of cash flows, directors’ report, auditors’ report and notes attached to or intended to be read with the financial statements) of Rheochem Limited for the financial year ended on 30 June 2010 and as at 30 June 2010 (as disclosed as document number 3.3.1 of the 2010 Data Room Index);

(b)	the audited financial statements (including income statement, balance sheet, statement of cash flows, directors’ report, auditors’ report and notes attached to or intended to be read with the financial statements) of Rheochem Pacific Limited for the financial year ended on 30 June 2010 and as at 30 June 2010 (as disclosed as document number 3.3.2 of the 2010 Data Room Index);

(c)	the audited financial statements (including income statement, balance sheet, statement of cash flows, directors’ report, auditors’ report and notes attached to or intended to be read with the financial statements) of Rheochem India Pvt Limited for the financial year ended on 30 June 2010 and as at 30 June 2010 (as disclosed as document number 3.3.3 of the 2010 Data Room Index);

(d)	the audited financial statements (including income statement, balance sheet, statement of cash flows, directors’ report, auditors’ report and notes attached to or intended to be read with the financial statements) of Rheochem Indonesia for the financial year ended on 30 June 2010 and as at 30 June 2010 (as disclosed as document number Item DDD of the schedule of the Answers to Purchaser’s Questions set out in Annexure C of the Agreement);
(18)	Indian Shareholders’ Agreement means the shareholders’ agreement between Prabhu Marketing Services PBT Limited and Rheochem India Pvt Limited dated 20 September 2005 and disclosed at document number 5.1.1 of the 2010 Data Room Index;

(19)	Indonesian Law means any and all statues, rules, regulations, ordinances, decrees, requirements, codes, announcements, orders or other binding actions or requirements of any Authority including, without limitation, the prevailing laws of the Republic of Indonesia or any political subdivision or Authority thereof, whether national, provincial or regional;

(20)	IP Rights means:
(a)	the Confidential Information;

(b)	the Business Names; and

(c)	all other Intellectual Property Rights owned by any member of the Group, as set out in the Disclosure Letter,
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excluding the Licensed IP Rights;

(21)	IP Licence means the contracts and commitments under which any member of the Group is licensed to exercise a Licensed IP Right, as listed in the Disclosure Letter;

(22)	Leased Plant and Equipment means the items (including plant, equipment, machinery, tools, furniture, removable fixtures, fittings and motor vehicles) which are subject to a Plant and Equipment Lease, as described in the Disclosure Letter;

(23)	Leased Property means all land, and all buildings, fixtures and other improvements on that land, which are subject to a Property Lease, as described in the Disclosure Letter;

(24)	Licensed IP Right means a right to use intellectual property that any member of the Group uses but which the member of the Group does not own, as listed in the Disclosure Letter;

(25)	Permits means the permits, licences, consents, planning permissions, certifications or authorisations issued by a Governmental Agency:
(a)	held by any member of the Group or for which any member of the Group has applied, as set out in the Disclosure Letter; or

(b)	which are required to own, use or occupy the Assets, use the Leased Plant and Equipment or the Licensed IP Rights, occupy the Leased Property, employ the Employees or carry on the Business;
(26)	Plant and Equipment means all plant, equipment, machinery, tools, furniture, removable fixtures, fittings and motor vehicles which are owned by any member of the Group, as listed in the Disclosure Letter;

(27)	Plant and Equipment Leases means the hiring arrangements, including leases, hire purchase agreements and conditional purchase agreements, entered into by any member of the Group and under which it has the right to use the Leased Plant and Equipment, as described in the Disclosure Letter;

(28)	Property means the Freehold Property and the Leased Property;

(29)	Property Leases means each lease, sublease or licence of land, and the buildings, fixtures and other improvements on that land, entered into by any member of the Group, as described in the Disclosure Letter;

(30)	Receivables means the trade debts owing to any member of the Group;

(31)	Security Interest has the meaning given in the Personal Property Securities Act 1999 (New Zealand);

(32)	Stock means all inventory used or intended for use in connection with the Business which is owned by any member of the Group (including raw materials, components, work-in-progress, finished goods, packaging, advertising and marketing materials, catalogues, stationery and spare parts and including items in transit from a supplier or to a customer or on consignment with a customer); and

(33)	Superannuation Guarantee Charge has the meaning given in the Superannuation Guarantee (Administration) Act 1992 (Cth).
2	The Seller

2.1	The Seller is duly incorporated and validly exists under the law of its place of incorporation.
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2.2	The Seller has full corporate power and authority to enter into this Agreement, and each document in connection with this Agreement to be executed by it at or before Completion, and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement.

2.3	The entry into and performance of this Agreement has been properly authorised by all necessary corporate action of the Seller.

2.4	This Agreement and each document in connection with this Agreement to be executed by the Seller at or before Completion constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except that:
(1)	their enforcement are subject to any necessary stamping or registration;

(2)	their enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and

(3)	their enforceability are subject to the principles of equity (regardless of whether its enforcement is considered in a proceeding in equity or at law), including the possible unavailability of specific performance, injunctive relief or any other equitable remedy.
2.5	The Seller is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Shares to the Purchaser on the terms set out in this Agreement.

2.6	The entry into and performance of this Agreement and each transaction contemplated by this Agreement does not and will not (with or without the giving of notice or the lapse of time or both):
(1)	contravene or conflict with or result in a breach of or default under:
(a)	a law or treaty or a judgment, ruling, order or decree of a Governmental Agency binding on the Seller;

(b)	any Authorisation;

(c)	the Seller’s articles of association or other constituent documents; or

(d)	any other contract, instrument or commitment which is binding on the Seller;
(2)	permit the termination of any Authorisation, or any contract or commitment, in accordance with their terms; or

(3)	require an Authorisation or any other consent, approval, authorisation, qualification, acknowledgment or license of a third party (save for the shareholder approval referred to in clause 2.1(1) of the Agreement).
2.7	The Seller:
(1)	is not wound up, no resolution for its winding up has been passed and no meeting of members or (so far as the Seller is aware) creditors has been convened for that purpose;
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(2)	is not the subject of a winding up application which has been made to a court and notified to the Seller, and (so far as the Seller is aware) no event has occurred which would entitle any person to apply to a court to wind up the Seller;

(3)	has not proposed or taken any steps to implement a scheme of arrangement or other compromise or arrangement with any of its creditors;

(4)	is not the recipient of a statutory demand under section 123(1)(a) of the UK Insolvency Act 1986;

(5)	is not in receivership and none of its assets are in the possession of or under the control of a mortgagee or chargee;

(6)	is not subject to administration under Schedule B1 to the UK Insolvency Act 1986 and Part 2 of the UK Insolvency Riles 1986 (SI 1986/1925); or

(7)	is not insolvent or unable to pay its debts (as defined in section 123 of the UK Insolvency Act 1986).
2.8	No property or assets of the Seller have been seized in the course of a dispute, or by way of distress, execution or similar process. No distress, execution or other similar order or process has been levied on any of the property or assets of the Seller.

2.9	No legal proceedings, arbitration, mediation or other dispute resolution process is taking place, pending or threatened, the outcome of which is likely to have a material and adverse affect on the ability of the Seller to perform its obligations under this Agreement.

2.10	The Seller is not entering into this Agreement as trustee of any trust or settlement.

3	Information

3.1	As at the date of this Agreement, the Seller is not aware of any materially adverse information relating to the Business that has not been made available (including, without limitation by including the information in the Data Room) to the Purchaser before the date of this Agreement.

4	The Shares

4.1	The Seller is the registered holder and beneficial owner of the Shares. The register of members of each Group Company are, in all material respects, accurate, complete and up to date.

4.2	The Shares are free from any Encumbrance. No person has provided notice to the Seller or any Group Company claiming an interest of that kind in respect of the Shares.

4.3	The Shares of Rheochem Limited comprise the whole of the issued capital of Rheochem Limited and are fully paid.

4.4	The Shares of Rheochem Pacific Limited comprise the whole of the issued capital of Rheochem Pacific Limited and are fully paid and without limiting clause 4.2 above are free from any Security Interest

4.5	The Shares of Rheochem Indonesia comprise 94.93 per cent of the whole of the issued capital of Rheochem Indonesia and are fully paid. The current shareholder structure of Rheochem Indonesia has been notified to the Ministry of Law and Human Rights but has not been registered with the Department of Trade of the Republic of Indonesia.
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4.6	The Shares of Rheochem India Pvt Limited comprise 70 per cent of the whole of the issued capital of Rheochem India Pvt Limited and are fully paid. The Shares of Rheochem India Pvt Limited are held by the Seller in compliance with applicable laws, including but not limited to the Foreign Exchange Management Act, 1999 and rules and regulations thereunder and the Foreign Direct Investment Policy, issued by the Government of India from time to time, and all applicable filings and reporting requirements in relation to such Shares have been duly complied with.

4.7	Except for Rheochem Indonesia, there is no restriction on the sale or transfer of the Shares to the Purchaser, save that the approval of the directors of each Group Company may be required in order to register the transfer of the Shares to the Purchaser.

4.8	No member of the Group has granted to any person a right to subscribe for or otherwise acquire any shares or other securities in its capital.

4.9	No person has any right, including a contractual right, an option, a right of first refusal, a right of pre-emption or other right, to acquire or to restrain any person from acquiring any of the Shares.

4.10	No person is entitled to recover from any member of the Group any finder’s fee, success fee or similar fee in connection with the sale and purchase of any of the Shares.

5	The Group

5.1	Each member of the Group is duly incorporated and validly exists under the law of its place of incorporation.

5.2	The copy of the constitution or memorandum of association or articles of association of each member of the Group and provided to the Purchaser prior to executing this Agreement is a true and accurate copy and includes all modifications approved by special resolution (if required) passed on or before the date of this Agreement. No resolution to repeal the current constitution of any member of the Group has been passed.

5.3	There has not been any breach of or default by any member of the Group of any term or provision of its constitution and, so far as the Seller is aware, there has not occurred any event which, with the passage of time or giving of notice, would constitute a breach or default of that kind.

5.4	No member of the Group:
(1)	is wound up, no resolution for its winding up has been passed and no meeting of members or (so far as the Seller is aware) creditors has been convened for that purpose;

(2)	is the subject of a winding up application which has been made to a court and notified to the relevant member of the Group or the Seller, and (so far as the Seller is aware) no event has occurred which would entitle any person to apply to a court to wind up any member of the Group;

(3)	has proposed or taken any steps to implement a scheme of arrangement or other compromise or arrangement with any of its creditors; or

(4)	is in receivership and none of its assets are in the possession of or under the control of a mortgagee or charge.
5.5	Rheochem Limited:
(1)	has not received a demand under section 459E of the Corporations Act;
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(2)	is not subject to administration under Part 5.3A of the Corporations Act; or

(3)	is not insolvent (as defined in section 95A of the Corporations Act).
5.6	Rheochem Pacific Limited:
(1)	has not received a statutory demand under the Companies Act 1993 (New Zealand);

(2)	is solvent and able to satisfy the solvency test set out in section 4 of the Companies Act 1993 (New Zealand).
5.7	No receiver, receiver and manager, liquidator, interim liquidator, administrator, statutory manager, trustee or similar officer has been or is appointed in respect of Rheochem Pacific Limited or any of its assets and, so far as the Seller is aware, no event has occurred that gives any person the right to seek such appointment or to declare Rheochem Pacific Limited at risk pursuant to the Corporations (Investment & Management) Act 1989 (New Zealand) or to place Rheochem Pacific Limited under statutory management pursuant to that Act.

5.8	No person in whose favour Rheochem Pacific Limited has granted any Security Interest has become entitled to enforce any security under that Security Interest.

5.9	Rheochem Indonesia:
(1)	is not subject to any proceeding nor have (so far as the Seller is aware) any actions been taken in respect of its bankruptcy or for suspension of payment of debts or in respect of its dissolution or liquidation pursuant to applicable provisions of Indonesian Law; and

(2)	has not taken any corporate action, taken any steps, nor has there been any legal proceedings by any third party against it that would result in bankruptcy, winding up or dissolution.
5.10	Rheochem Limited has not received from ASIC any notice warning of possible cancellation of its registration.

5.11	Rheochem Pacific Limited has not received any notice warning that it may be removed from the New Zealand Companies Register.

5.12	Rheochem Indonesia has not applied for a Business Licence (Ijin Usaha), which is issued by the Capital Investment Coordinating Board (Badan Kordinasi Penanaman Modal), as it has not commenced business activities in Indonesia.

5.13	No member of the Group:
(1)	has any legal or beneficial interest in any shares or other securities in the capital of any body corporate or other entity;

(2)	has had any legal or beneficial interest in any shares or other securities in the capital of any body corporate or other entity (except for the shares in VMRT held by Rheochem Limited prior to Completion);

(3)	is or has been a member of any partnership, joint venture, society or other unincorporated association (except for the Indian Shareholders’ Agreement entered into by Rheochem India Pvt Limited and the Indonesian shareholders’ agreement dated 20 September 2005 entered into by Rheochem Indonesia and PT Bunga Mas Nusantara which has been terminated); and
(4)	is or ever has been a trustee or beneficiary of any trust estate or fund.
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5.14	The Group has or never had a place of business, branch or permanent establishment (as that expression is defined in any relevant double taxation agreement) outside Australia, New Zealand, India and Indonesia.

5.15	Each member of the Group is and has always been duly recognised or registered and authorised to conduct the Business in every country or other jurisdiction in which it operates.

5.16	No member of the Group has allowed or consented to:
(1)	the use by any other person; or

(2)	the registration as a business name,
of a name similar to its name.

5.17	No member of the Group has given to any person any power of attorney or other authority to act on behalf of any member of the Group.

5.18	No member of the Group or (so far as the Seller is aware) any person acting on behalf of the Group has made or offered any payment to any government official which would violate the Criminal Code Amendment (Bribery of Foreign Public Officials) Act 1999, the Criminal Code of the Republic of Indonesia (Criminal Code), Law No 31 of 1999 concerning the Eradication of the Criminal Act of Corruption (as amended) (Anti-Corruption Law) or any equivalent legislation in each jurisdiction where the Group operates.

6	Financial position, performance and prospects

6.1	The Group Financial Statements were prepared:
(1)	in accordance with all applicable laws (including International Financial Reporting Standards);

(2)	in the manner described in the notes to them and the accompanying auditor’s report; and

(3)	on a basis consistent with the audited accounts for the prior financial year.
6.2	The Group Financial Statements give a true and fair view of the financial position and performance of each member of the Group as at and for the period ending on the Balance Date.

6.3	The monthly management accounts of each Group Company for the period between 1 July 2010 and 31 January 2011 were prepared with due care and attention and accurately, in all material respects, show the financial position and performance of each respective Group Company as at the end of and for each period they were prepared.

6.4	The Business Records:
(1)	have been disclosed to the Purchaser; and

(2)	are, in all material respects, accurate and complete.
6.5	The originals of all Business Records which ought to be in the possession or under the control of each member of the Group are in its possession or under its control.
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6.6	No member of the Group is directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any person who is not a member of the Group. No letter of comfort or similar assurance has been given by any member of the Group.

6.7	So far as the Seller is aware, no person who is not a member of the Group has entered into any guarantee, indemnity or letter of comfort relating to any obligations of any member of the Group or which is necessary to carry on the Business.

6.8	No debts are owing to any member of the Group other than trade debts incurred in the ordinary and normal course of the Business, all of which will be good and collectable in the ordinary and normal course of business.

6.9	No Group member has any liability under any bills of exchange, promissory notes and other negotiable or transferable instruments entered into other than in the ordinary course of business.

6.10	The Disclosure Letter lists the BSB and account number and the name and location of each account at each financial institution operated by any member of the Group, together with the name of each person authorised to sign on each account.

7	Business

7.1	The Group is the sole legal and beneficial owner of the Assets.

7.2	The Assets are free from all Encumbrances. No person has claimed an interest of that kind in respect of an Asset. To the extent that Assets are owned by Rheochem Pacific Limited, they will additionally be free from any Security Interests.

7.3	The Assets, Leased Property, Leased Plant and Equipment and Licensed IP Rights are all of the assets used in the operation of the Business.

7.4	No member of the Group has entered into any contract or commitment to dispose of any of the Assets other than in the ordinary and normal course of the Business.

7.5	No person uses or, so far as the Seller is aware, has a right to use or occupy any of the Assets, the Leased Property, the Leased Plant and Equipment or the Licensed IP Rights other than the Group.

7.6	No member of the Group has received a notice from a Government Agency which might interfere in a material respect with the rights of any member of the Group to own, use or occupy the Assets, use the Leased Plant and Equipment or Licensed IP Rights, occupy the Leased Property, employ the Employees or carry on the Business, and (so far as the Seller is aware) there are no facts or circumstances that may reasonably give rise to any such notice being received by any member of the Group.

7.7	The Group carries on the Business at the date of this Agreement and will continue to do so until Completion.

7.8	So far as the Seller is aware, no customer of the Business has been dissatisfied with goods or services received from the Group within the 12 months preceding the date of this Agreement.

7.9	No existing customer or supplier of any member of the Group has given notice to the Seller or any member of the Group that it will or is likely to:
(1)	cease trading with any member of the Group; or
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(2)	materially reduce its trading with any member of the Group,
as a result of the acquisition of the Shares by the Purchaser.

7.10	The information technology computer systems and the software and hardware owned and licensed by the Group as set out in the Disclosure Letter are all such systems currently used in the operation of the Business.

8	Changes since the Balance Date

8.1	Since the Balance Date:
(1)	the Business has been carried on in the ordinary and normal course and no contracts or commitments differing from those ordinarily necessitated by the nature of the Business have been entered into or incurred; and

(2)	there has been no material change in the assets or liabilities, or the financial position or performance of any member of the Group, except changes in the ordinary and normal course of the Business, and none of these individually or together is materially adverse to the Group or to the Business.
8.2	Since the Balance Date, no member of the Group has:
(1)	redeemed, bought back, reduced or cancelled any shares or other securities in its capital; or

(2)	declared, decided to pay or paid a dividend, made a distribution or revalued any assets.
9	Plant and Equipment

9.1	The Disclosure Letter contains a list of all items of Plant and Equipment and Leased Plant and Equipment and accurately describes those items in all material respects.

9.2	Each item of Plant and Equipment and Leased Plant and Equipment is in the physical possession or under the control of the Group.

9.3	Each item of Plant and Equipment and Leased Plant and Equipment which is currently being used in the ordinary course of the Business is in good working order (subject to fair wear and tear) and adequate for the purpose for which it is currently being used in the Business.

9.4	Each item of Plant and Equipment and Leased Plant and Equipment is erected, installed or positioned in accordance with all applicable laws and has been operated by the Group without contravening any laws or occupational health and safety standards.

9.5	There is no claim outstanding against any supplier of or maintenance service provider for the Plant and Equipment or the Leased Plant and Equipment in connection with a defect.

10	Stock

10.1	The Stock is of merchantable quality and adequate for its intended purpose.

10.2	All the Stock is in the physical possession or control of the Group.

10.3	No Stock (including raw materials and containers) has been delivered to the Group on terms to the effect that the seller of the Stock retains title in the relevant goods until the Group pays for the goods in full or all the Group’s indebtedness to the seller is discharged.
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11	Property

11.1	The Disclosure Letter contains a list of the Freehold Property and the Leased Property, together with a list of the Property Leases.

11.2	The Freehold Property and Leased Property are the only land and buildings used or occupied by the Group in connection with the Business.

11.3	The Group has exclusive occupation and the right of quiet enjoyment of the Property. The Group has not granted to any person, other than a member of the Group, any sublease, tenancy or right of occupation in respect of the Property.

11.4	The current occupation and use of the Property does not contravene any applicable law in a material respect.

11.5	Each written consent (including lessor’s consent) and each Permit which is required in connection with:
(1)	any development or building work of, on or for any Property; or

(2)	the occupation or use of any Property,
has been properly obtained and each condition or restriction imposed under each such consent and Permit is currently being complied with.

11.6	The Group enjoys the benefit of all agreements, covenants, encumbrances, restrictions, grants, easements or rights currently used for carrying on the Business on the Property.

11.7	There are no agreements, covenants, encumbrances, restrictions, grants, easements or rights affecting the Property or the current use of the Property other than the Property Leases and any interests registered on the title of the Property.

11.8	The Group is not in material breach of any agreements, covenants, encumbrances, restrictions, grants, easements or rights affecting the Property.

11.9	The Group has not received any written notice, demand or claim from any person in relation to any matter in respect of any of the Properties, or any part of any of the Properties, which has not:
(1)	been disclosed to the Purchaser; or

(2)	been otherwise concluded to the satisfaction of the person who gave the notice, demand or claim.
11.10	Each Property is connected to power, water, gas, telecommunications and waste disposal services and, so far as the Seller is aware, there is no imminent or likely interruption of those services.

11.11	There are no current or, so far as the Seller is aware, threatened disputes or claims relating to any of the Properties or any Property Lease.

11.12	In respect of each Property Lease:
(1)	the Property Lease is enforceable in accordance with its terms;

(2)	all required duty has been paid by the relevant member of the Group;
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(3)	the Group is not in arrears of any rent or other payments due and owing to the lessor under the Property Lease;

(4)	the relevant member of the Group is not in material breach of or material default under the terms of the Property Lease;

(5)	the Group will not breach the terms of the Property Lease by entering into, or completing, this Agreement and, where necessary, has obtained all consents required under the Property Lease;

(6)	so far as the Seller is aware, there are no outstanding notices or other requirement given by the lessor under the Property Lease; and

(7)	the relevant member of the Group has not received any notice of termination, rescission, avoidance or repudiation of the Property Leases to which it is a party.
11.13	The option to renew the sublease of part of Toll Yard 4, Mermaid Road, Dampier (being part Lot 471 on Deposited Plan 220595) which commenced on 19 January 2004 was validly exercised by the Group.

11.14	All agreements and conveyance deeds which relate to Freehold Properties owned by Rheochem India Private Limited, and/or all leases / lease deeds or other agreements entered into by Rheochem India Private Limited in relation to Leased Properties, have been duly stamped in accordance with applicable Indian laws, and, where required by applicable law, registered in accordance with the (Indian) Registration Act, 1908 (including in each case, within the time limits prescribed).

12	Contracts

12.1	The Material Contracts constitute all of the material or significant contracts relating to the Business.

12.2	Each Material Contract is valid, binding and enforceable against the parties in accordance with its terms, except that its enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

12.3	Each Group Company has complied with the material terms of each Contract to which it is a party and has maintained at all times insurances, licences and permits required under the terms of such contracts.

12.4	So far as the Seller is aware, nothing has occurred and no party to a Material Contract has done or failed to do anything which:
(1)	is a breach of or a default under a Material Contract; or

(2)	could, with the lapse of time, the giving of notice, or at the election of any person other than the Seller/a Group Company (or any combination of the 3), become a breach of or a default under a Material Contract, or constitutes an event which causes or enables the acceleration of any payment to be made under, or the enforcement, termination or rescission of, any Material Contract or any material rights under any Material Contract.
12.5	No material rights under any Material Contract are reasonably likely to lapse by reason of any act, omission or neglect on the part of any member of the Group.

12.6	No member of the Group has made an offer, tender or quotation which is still outstanding and is capable of giving rise to a contract by the act of a third party (except in the ordinary and normal course of the Business).
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12.7	No Contract:
(1)	is outside the ordinary and normal course of the Business; or

(2)	is incapable of being fulfilled or performed on time without using money, time or effort outside the ordinary and normal course of the Business; or

(3)	provides that any member of the Group (or any other person) is to distribute goods or services as agent for another person; or

(4)	is with an Associate of any member of the Group; or

(5)	prohibits or limits the freedom of any member of the Group (or its employees) to be involved in any activity or business; or

(6)	requires any member of the Group to:
(a)	share its profits; or

(b)	pay any royalties; or

(c)	waive or abandon any rights to which it is entitled; or

(d)	pay commission, remuneration or payment of any nature (except in relation to Tax) calculated by reference to the whole or part of its turnover, profits or sales other than sales agents in the ordinary and normal course of the Business and any employee bonus arrangements; or

(e)	is not on arm’s length terms.
12.8	Other than the Consent Contracts, no member of the Group has entered into an agreement which could be affected by the sale of the Shares (or any other term of this Agreement) in such a way as to entitle another party to the agreement, in accordance with the terms of the agreement, to:
(1)	terminate the agreement early; or

(2)	change the terms of the agreement to be less favourable to the Group.
12.9	There is no agreement or understanding involving the Group which requires the Group to acquire goods or services from another person or supply goods or services to another person (including a person who purchases goods or services from or supplies goods or services to the Group), as a condition of the supply of goods or services to or by the Group.
12.10	Each Contract complies with all laws in the jurisdiction which applies to it in all material respects.
12.11	So far as the Seller is aware, nothing has happened which may constitute reasonable grounds for variation, rescission, avoidance, repudiation or termination of a Material Contract and the Group has not given or received any notice of an intention to terminate a Material Contract.
12.12	There is no legal proceeding pending nor has the Group received a threat of a legal proceeding, in either case in connection with a Material Contract.
12.13	There are no current or, so far as the Seller is aware, threatened disputes or claims made or against a member of the Group relating to a Material Contract.
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12.14	The Seller has given the Purchaser written particulars or copies of all Material Contracts and those particulars and copies are, in all material respects, complete and accurate.
12.15	A bond from a bank or financial institution, acceptable to HOEC has been delivered by Rheochem India Pvt. Ltd to HOEC, for the performance of services under the HOEC Deed.
13	Intellectual Property Rights
13.1	The IP Rights, and the Licensed IP Rights the subject of the IP Licences, are the only Intellectual Property Rights used in the Business.
13.2	The Group owns all right and title to and interest in the IP Rights throughout Australia, New Zealand, India and Indonesia. The Seller has provided to the Purchaser complete and accurate copies (in all material respects) of all IP Licences.
13.3	The Group has not licensed, assigned or in any way disposed of any IP Right (or any interest in any of them).
13.4	Neither the Seller nor any member of the Group has disclosed any Confidential Information except in the ordinary and normal course of the Business and on a confidential basis.
13.5	The IP Rights are valid, binding and enforceable by the relevant member of the Group throughout the jurisdiction of that Group member. The Group has taken all necessary steps to obtain and maintain appropriate registrations for the IP Rights.
13.6	So far as the Seller is aware, the Group’s use of the IP Rights and the Licensed IP Rights does not:
(1)	infringe the intellectual property rights (including business names, internet domain names, trade marks, patents, designs, copyright and rights to confidential information) of any third party in a material way, and is not alleged to infringe them in a material way; or

(2)	breach any obligation of confidentiality owed to anyone else, and is not alleged to breach a confidentiality obligation.
13.7	So far as the Seller is aware, there has been no infringement of any IP Right by a third party nor is any IP Right the subject of any dispute, proceedings, opposition, claim or expungement application.

13.8	So far as the Seller is aware, no other person uses any Business Name or Domain Name.
13.9	The Group holds a valid licence to use, and has paid in full all licence fees due in respect of, each Domain Name.
13.10	The Group does not pay any royalty or other payment to any third party in relation to the ownership or use of the IP Rights.
14	Employees and officers
14.1	The Seller has provided to the Purchaser a list of the Employees (a copy of which is in the Disclosure Letter), which contains, in all material respects, complete and accurate details of each Employee’s:
(1)	name, job description, date of birth, whether they are part-time, full-time, fixed-term or casual (and in the case of Rheochem Indonesia, whether they are permanent or contract employees) and date of commencement of employment;
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(2)	coverage under any applicable industrial award, industrial agreement or contract of employment;

(3)	entitlement at the date of this Agreement to wages, salaries and leave (including annual leave and leave loading, long service leave, personal/carer’s/sick leave, rostered days off, leisure time, or time off in lieu of overtime worked); and

(4)	entitlement at the date of this Agreement to any other remuneration, compensation or benefits, under any applicable industrial awards, industrial agreement, and other agreement, scheme or arrangement (including any bonus, profit share, option scheme or employee incentive plan or scheme) whether oral or in writing.
14.2	No member of the Group has given any commitment (whether legally binding or not) to increase or supplement the remuneration, compensation or benefits of any Employee beyond the entitlements set out in the list referred to in Seller Warranty 14.1
14.3	No member of the Group is a party to any agreement, arrangement or understanding with a union or industrial organisation in respect of any Employee or group of Employees, except as set out in the list referred to in Seller Warranty 14.1.
14.4	The Seller has provided to the Purchaser a copy of all written agreements, arrangements and understandings with each Employee or group of Employees in relation to their employment and has identified the award and industrial agreement that applies to each Employee.
14.5	No member of the Group has made any loans to any Employee, officer or former employee or officer which are still outstanding or due for repayment.
14.6	Except as set out in the list referred to in Seller Warranty14.1, no member of the Group operates a bonus, option, profit share or employee incentive plan or scheme for its employees or officers.
14.7	Except as set out in the list referred to in Seller Warranty 14.1, no member of the Group is party to any agreement, arrangement or understanding with respect to retirement, death or disability benefits for Employees or officers or directors (or former employees or officers or directors) of the Group.
14.8	Each Employee is employed by a member of the Group. So far as the Seller is aware, no employee is engaged in any business other than the Business. There are no persons engaged in the Business or providing services to any member of the Group other than the Employees.
14.9	Accurate details of all agreements, arrangements or understandings with any person for the provision of consulting or management services to any member of the Group are set out in the Disclosure Letter and the Seller is not aware of any grounds on which such person could successfully claim to be an employee of the Group.
14.10	No casual employees engaged by any member of the Group are engaged on a regular and systematic basis.
14.11	All fixed terms employees engaged by any member of the Group are employed on fixed term arrangements which comply with relevant legislation.
14.12	Each member of the Group has paid all amounts due and payable to each Employee and officer (and each former employee and officer) of each member of the Group up to the date of Completion, or will pay these amounts by the date of Completion.
14.13	No member of the Group has any existing service or other agreements with any Employees which cannot be fairly terminated by the provision of 6 months’ notice or less, without giving rise to a claim for damages or compensation in accordance with the terms of such agreement.
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14.14	There is no policy, practice or obligation regarding redundancy payments to Employees which is more generous than the applicable award(s) or legislation, other than as disclosed in the list referred to in Seller Warranty 14.1. The transfer of the Shares will not create any redundancies or entitle any Employee of the Group to resign and be paid a payment in the nature of a redundancy payment.
14.15	Since the Balance Date, the Group has not terminated or given notice to terminate the employment or engagement of any Employee or officer (or former employee or officer) of any member of the Group for any reason and no such employee or officer has given notice of their resignation to any member of the Group.
14.16	No member of the Group has any knowledge of grounds for dismissal of any Employee, nor is under or reasonably likely to be under any obligation to reinstate or reemploy any former employee.
14.17	During the 2 year period immediately before the date of this Agreement, there have not been any Claims by any Employee or officer (or former employee or officer) of any member of the Group relating to their employment with the Group, including any Claims for compensation or reinstatement as a consequence of termination of employment or loss of office or by any union on behalf of any Employee. No Claims of this nature are pending or have been threatened.
14.18	No member of the Group is involved in and, so far as the Seller is aware, there are no facts or circumstances that may reasonably give rise to any dispute or grievance involving any Employee or officer (or former employee or officer) of any member of the Group, or any employee organisation or union representing any such employee or officer, and no such dispute or grievance is pending or threatened.
14.19	There has not been any dispute or grievance with or involving any Employee or officer (or former employee or officer) of any member of the Group or employee organisation or union representing any such employee or officer during the 2 year period immediately before the date of this Agreement.
14.20	Each member of the Group has complied with its obligations under applicable agreements, statutes, industrial awards, company policies and codes of conduct in respect of each Employee and officer (and each former employee and officer) of each member of the Group.
14.21	Each member of the Group has maintained and maintains in accordance with all applicable laws complete and accurate records, in all material respects, in respect of each Employee and former employee.
14.22	No member of the Group has been investigated or prosecuted by the Workplace Ombudsman or the Fair Work Ombudsman or any similar officer (including, without limitation, the Department of Labour (New Zealand) or any other government department), and, so far as the Seller is aware, no investigation or prosecution of this nature is pending or has been threatened.
14.23	Fair Work Australia has not notified any member of the Group that any industrial agreement does not meet the better off overall test in the Fair Work Act 2009 (Cth).
14.24	The remuneration and other emoluments (as defined in the Corporations Act) or benefits and the terms of engagement of each of the directors of each member of the Group are set out in the Disclosure Letter. No member of the Group has agreed to give any remuneration or other emoluments or benefits to its current directors in excess of the amount permitted by law.
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14.25	So far as the Seller is aware, no member of the Group is the subject of investigation, or is aware of any circumstances that could reasonably give rise to an investigation, by any statutory occupational health and safety body or government department.
14.26	So far as the Seller is aware, no circumstances have arisen involving any Employee that have triggered, or should have triggered, any notification requirements under any applicable occupational health and safety legislation.

14.27	Rheochem Indonesia does not have any employees.
14.28	Rheochem India Pvt Limited has obtained, to the extent applicable, all material registrations, licences, permissions and approvals required under, and complied in all material respects with, all applicable laws relating to the employment of labour, including provisions relating to payment of wages and bonus, hours of work, equal opportunity, maternity benefits, collective bargaining, contract labour, employment of foreign employees and the payment of taxes including under the Minimum Wages Act, 1948, Contract Labour (Regulation and Abolition) Act, 1970, the Employees Provident Funds & Miscellaneous Provisions Act, 1952, the Payment of Gratuity Act, 1972, Employees State Insurance Act, 1948, Maternity Benefits Act, 1961, Equal Remuneration Act, 1976, Payment of Bonus Act, 1965, state specific professions tax legislations and state specific shops and establishment legislations.
14.29	Each Group Company has at all times complied with its obligations under all applicable immigration laws.
15	Superannuation
15.1	Any superannuation funds set out in the Disclosure Letter are the only superannuation schemes or other pension arrangements to which any member of the Group contributes in relation to the Employees.
15.2	Each superannuation fund to which Rheochem Limited contributes to, as contemplated by Seller Warranty 15.1, is a “complying superannuation fund” for the purposes of the Superannuation Industry (Supervision) Act 1993 (Cth).

15.3	With respect to each Employee and former employee of Rheochem Limited:
(1)	Rheochem Limited has provided, if required, at least the prescribed minimum level of superannuation support for that Employee or former employee so as not to incur a liability for the Superannuation Guarantee Charge and proper provision has been made for contributions payable in the current quarter, for that period up to and including the date of Completion;

(2)	there are no outstanding or unpaid superannuation contributions on the part of Rheochem Limited for that Employee or former employee however arising (including under statute, award or agreement);

(3)	they have been properly offered, where required, a choice of superannuation fund to receive employer contributions payable, in accordance with the provisions of Part 3A of the Superannuation Guarantee (Administration) Act 1993 (Cth);

(4)	Rheochem Limited has complied with any obligations in relation to superannuation as prescribed in any applicable industrial award or agreement;

(5)	except to the extent provided for in the Group Financial Statements of Rheochem Limited, there are no outstanding or unpaid benefits currently due to Employee’s or former employee’s dependants or beneficiaries; and

(6)	there are no complaints or outstanding claims for unpaid superannuation contributions.
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16	Proceedings
16.1	No member of the Group is the subject of or involved in and, so far as the Seller is aware, there are no facts or circumstances that may reasonably give rise to any prosecution, enforcement action (including the issue of an infringement notice), legal proceedings, arbitration, mediation or other dispute resolution procedure involving any member of the Group or any person for whose acts or omissions any member of the Group may legally be liable, and no such prosecution, enforcement action, legal proceedings, arbitration, mediation or other dispute resolution procedure is pending or has been threatened.
16.2	No member of the Group is the subject of or involved in and, so far as the Seller is aware, there are no facts or circumstances that may reasonably give rise to any proceedings before or investigation by a Government Agency, and no such proceeding or investigation is pending or has been threatened.
16.3	So far as the Seller is aware, there is no deficiency or defect in any of the products or services sold or supplied or being sold or supplied in the conduct of the Business which is reasonably likely to result in a Claim against any member of the Group or for which any member of the Group becomes or is reasonably likely to become liable or responsible.
16.4	So far as the Seller is aware, no action or claim that any member of the Group may be entitled to bring has become or, within 12 months after Completion, may become barred or impaired by reason of time or delay (whether by contract, statute or otherwise). So far as the Seller is aware, no action or claim that any member of the Group was entitled to defend, resist or claim set-off against has been or, within 12 months after Completion, may be advanced against any member of the Group for want of action by any member of the Group in due time.
16.5	No member of the Group is the subject of an unsatisfied judgment, order, award or decision handed down in legal proceedings, arbitration, mediation or other dispute resolution procedure, nor is party to any undertaking or assurance given to any court, arbitrator, tribunal or other Government Agency which is still in force.
16.6	There has not been any breach of or material default by any member of the Group of any term or provision of any judgment, order, award or decision handed down in legal proceedings, arbitration, mediation or other dispute resolution procedure and, so far as the Seller is aware, there has not occurred any event which, with the passage of time or giving of notice, would constitute a breach or default of that kind.
17	Compliance
17.1	The Assets are owned, used and occupied, the Leased Plant and Equipment and Licensed IP Rights are used, the Leased Property is occupied and the Business is carried on in accordance with all applicable laws in all material respects. No member of the Group, nor (so far as the Seller is aware) any of their employees, officers or agents, has committed or omitted to do any act or thing the commission or omission of which is or may be in contravention of any such law in a material respect.
17.2	The Group holds all licences, consents, registrations, permissions, authorisations and permits necessary to own the Assets and carry on the Business in all material respects.
17.3	So far as the Seller is aware, each licence, consent, registration, permission, authorisation and permit referred to in Seller Warranty 17.2:
(1)	is paid up;
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(2)	has been complied with in all material respects;

(3)	is in full force and effect;

(4)	is not liable to be revoked or not renewed; and

(5)	is not subject to any conditions which adversely affect any member of the Group or the Business.
17.4	So far as the Seller is aware, there is no circumstance or fact involving the Business which may reasonably result in the breach, revocation or variation in any material respect, of any licence, consent, registration, permission, authorisation or permit referred to in Seller Warranty 17.2 or which would materially hinder or prevent its renewal by the Group.
17.5	Rheochem India Pvt. Ltd. has not been engaged in the activity of test marketing after18 August 2006. All test marketing activities of Rheochem India Pvt. Ltd. carried out before 18 August 2006, were carried out in compliance with all applicable laws, including the FDI Laws and the approval of the Foreign Investment and Promotion Board dated 13 July 2005 (“FIPB Approval”). Since 18 August 2006, Rheochem India Pvt. Ltd. has solely been engaged in the business of providing engineering services and whole-sale trading, which are and have been in compliance with all applicable laws, including the FDI Laws and the FIPB Approval.
17.6	Rheochem India Pvt. Ltd. has not received any adverse notice from any Indian regulatory authority, including the Foreign Investment Promotion Board and Reserve Bank of India, under the FDI Laws in relation to the business activities referred to in Seller Warranty 17.5.
17.7	Each member of the Group has completed and lodged (within the required timeframes) all returns and statements, documents, accounts and forms required to be lodged by law with any Governmental Agency and the returns and statements so lodged were correct in every material particular.
17.8	The books, records and registers of each member of the Group have been kept, in all material respects, in accordance with all laws.
18	Insurance
18.1	All insurances in respect of the Business and the Assets are set out in the Disclosure Letter. There are no outstanding claims under any of these insurances.

18.2	All current premiums on the insurance policies of the Group have been paid.
18.3	So far as the Seller is aware, there is nothing that would lead to any contract for any of the insurance, or any claim under any contract for any of the insurance, being avoided, repudiated or denied.
18.4	All insurance required by law and Material Contracts to be effected by each member of the Group has been effected and is current.
18.5	Each member of the Group has made all disclosure and notifications to and claims on insurers in the form required and within the times required in accordance with the terms of the insurance contracts.
19	Environmental
19.1	The Business is conducted in compliance with Environmental Law.
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19.2	Each Environmental Permit held by the Group:
(1)	is current; and

(2)	has been complied with in all material respects.
19.3	So far as the Seller is aware, there is no proposal to revoke, suspend, modify or not renew any Environmental Permit held by the Group, or to serve an Environmental Notice on any member of the Group.

19.4	In connection with the Business, the Group has not:
(1)	breached an Environmental Law or an Environmental Permit; or

(2)	caused any Contamination.
19.5	So far as the Seller is aware, there is no substance located at any property owned or occupied by the Group (including in an underground container or pipe) which has caused or could reasonably cause:
(1)	nuisance, serious injury or death to any person; or

(2)	material damage to any such property; or

(3)	Contamination,
except for substances in containers which are in good operating condition and are leak-proof and comply with all Environmental Law and Environmental Permits.

20	Tax — Rheochem Limited
20.1	All Tax returns required by law to be lodged or filed by Rheochem Limited have been lodged or filed and no Tax return contains a statement that is false or misleading in any material particular or omits to refer to any relevant matter that is required to be included or without which the statement is false or misleading.
20.2	All records relating to Tax returns or to the preparation of those returns required by law to be maintained by Rheochem Limited have been duly maintained in accordance with the Tax Act including, but not limited to, all records required in relation to the franking account balance of Rheochem Limited and records necessary to permit the ascertainment of all information required in relation to capital gains and capital losses (including net capital gains and net capital losses), capital allowances and capital works under the Tax Act.
20.3	All Tax for which Rheochem Limited is liable in relation to the period up to and including Completion, including any penalty, fine or interest, has been paid or, in the case of Tax that is not yet due and payable, fully provided for in the Group Financial Statement of Rheochem Limited.
20.4	There is no current dispute between Rheochem Limited and any Revenue Authority and Rheochem Limited is not the subject of a Tax audit or investigation by a Revenue Authority and there are no facts or circumstances that might reasonably give rise to such a dispute, audit or investigation.
20.5	All amounts of Tax required by law to be deducted or withheld from payments by Rheochem Limited have been deducted or withheld and paid to the appropriate authority.
20.6	Rheochem Plc is an Australian tax resident for the purposes of the Tax Act.
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20.7	Rheochem Limited has always had a public officer appointed in accordance with the requirements of the Tax Act.
20.8	No change has occurred in the Business which would prevent any revenue loss being carried forward and deducted from assessable income in a subsequent year or which would prevent any capital loss being carried forward to offset capital gains in a subsequent year.
20.9	Rheochem Limited has not taken any action which does or might reasonably adversely affect an agreement with a Revenue Authority or a tax ruling from a Revenue Authority.
20.10	No dividend has been paid by Rheochem Limited in respect of which the required franking amount has exceeded the franked amount of the dividend, or which has been franked in excess of the required franking amount, which would result in Rheochem Limited being liable to pay franking deficit tax or any additional tax.
20.11	The share capital account of each Rheochem Limited is not “tainted” for the purposes of the Tax Act.
20.12	Except for this Agreement (and the Transaction Documents), all applicable Stamp Duty has been paid in connection with every document or transaction:
(1)	which relates to the Assets or the Business (including the Contracts and Permits); or

(2)	by which any Rheochem Limited received, receives or will or may receive a material benefit.
20.13	So far as the Seller is aware, nothing has happened to make payable any Tax which Rheochem Limited has been released from paying.
20.14	There are no assets that have been rolled over by Rheochem Limited under any rollover provisions, including those in Parts 3-1 to 3-3 of the Tax Act, that may be the subject of a CGT event or treated as having been disposed of for the purposes of the Tax Act as a result of this Agreement.
20.15	Rheochem Limited has lodged or retained on file, as required, all returns, information, declarations, elections, notices and statements with respect to Taxes as required by law for the five previous financial years which ended on or prior to 30 June 2010, has retained copies of same, and will continue to do so until the Completion Date and has made and will make a full and true disclosure of all information it is obliged to disclose to all Revenue Authorities.
20.16	So far as the Seller is aware, no transaction or event has occurred or arrangement been entered into other than in the ordinary course of business or under this Agreement and the Transaction Documents as a consequence of which Rheochem Limited:
(1)	has or may be deprived of any relief otherwise available to it; or

(2)	is or may be held liable for any Tax, including Tax primarily chargeable against some other company or person whether by reason of the other company or person being or having been a member of the same group of companies (including a tax consolidated group, GST group or pay-roll tax group) or otherwise;
for which provision or reserve has not been made in the Group Financial Statement of Rheochem Limited , or which if occurring or entered into after 30 June 2011 has not been disclosed to the Purchaser.
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20.17	Rheochem Limited has not been involved in any forgiveness, or action that could be treated as forgiveness, of any commercial debt that could result in a net forgiven amount arising for Rheochem Limited under Schedule 2C of the Tax Act.
20.18	Rheochem Limited has not issued or created a non-share equity interest or a non-equity share as those terms are defined in section 995-1 of the Tax Act.
20.19	All documents, the enforcement of which Rheochem Limited may be interested, have been duly stamped and no document belonging to or transaction involving Rheochem Limited that is subject to Stamp Duty is unstamped or insufficiently stamped or is liable to have additional duty assessed.
20.20	Rheochem Limited, if required by law to be registered for GST, is properly registered, has an Australian Business Number and any GST net amount has been paid or claimed in respect of Tax periods until Completion.
20.21	All transactions and other dealings by Rheochem Limited with other members of the Group and with any third party have been conducted at arm’s length and such arm’s length dealings are evidenced by documentation retained by Rheochem Limited.
20.22	Rheochem Limited has not been involved in any dividend stripping or dividend or capital streaming or franking credit trading schemes or any scheme that may result in a declaration by the Commissioner pursuant to Division 165 of the GST Act or a determination pursuant to Part IVA of the Tax Act.

20.23	Rheochem Limited has never been a member of a GST group or a pay-roll tax group.

20.24	Rheochem Limited is not a party to:
(1)	any indirect tax sharing agreement that satisfies all the requirements in section 444-90(1A) in Schedule 1 of the Taxation Administration Act 1953 (Cth); or

(2)	any indirect tax funding agreement to fund or contribute to the payment of indirect tax by another entity.
20.25	Rheochem Limited has never been a member of a tax consolidated group and no election has or will be made by the Seller or any member of the Seller Group which would cause Rheochem Limited to become a member of such a group.

20.26	Rheochem Limited is not a party to:
(1)	any tax sharing agreement that satisfies all the requirements in section 721-25 of the Tax Act; or

(2)	any tax funding agreement to fund or contribute to the payment of tax by another entity.
21	Tax — Rheochem Pacific Limited
21.1	All Tax for which Rheochem Pacific Limited is liable in relation to the period up to and including Completion, including:
(1)	where that liability arises in respect of, or by reference to, any profits, gains or income (including deemed profits, gains or income) for any period or part period ending on or before the Completion Date;

(2)	where that liability arises in respect of any distribution, payment, transaction, act, omission or event occurring on or before the Completion Date;
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(3)	any penalty, fine or interest,
has been paid prior to Completion.

21.2	Rheochem Pacific Limited has accurately, and within the requisite legislative timeframes:
(1)	given all relevant notices and made all necessary elections and choices for the purposes of ensuring the accuracy of all Tax returns required to be filed;

(2)	supplied all required information, and made all necessary disclosures; and

(3)	duly filed all Tax returns, (such returns being prepared in accordance with the relevant provisions of any applicable Tax law) required to be filed, with or to the relevant Revenue Authority. Rheochem Pacific Limited has prepared and kept any elections, notices or other documents required to be prepared under a Tax law or in fact prepared for the purposes of complying with Tax obligations.
21.3	All payments of Tax required to be made by Rheochem Pacific Limited on or before the Completion Date have been made. Any provisional Tax payment already paid by Rheochem Pacific Limited in the current income year constituted a reasonable estimate of the amount of provisional Tax payable on the applicable date.
21.4	All deductions or withholdings of Tax required to be made from distributions or payments (of any description or nature), including payments of dividends, interest, royalties, salaries, wages, other remuneration made by Rheochem Pacific Limited, have been made, and:
(1)	Rheochem Pacific Limited has accounted to the relevant Revenue Authority for any Tax so deducted or withheld, by the relevant due dates under the relevant Tax law; or

(2)	the amounts that were deducted or withheld have been retained in full by, and are available to, Rheochem Pacific Limited pending their future payment by the applicable due date (where such due date is after Completion) to the relevant Revenue Authority.
21.5	For the purposes of New Zealand goods and services tax as defined in the Goods and Services Tax Act 1985 (New Zealand) (“NZ GST”):
(1)	Rheochem Pacific Limited has complied with all of the requirements of the applicable Tax law;

(2)	all NZ GST for which Rheochem Pacific Limited was liable to account in respect of any taxable supply made (or deemed to be made) on or before the day before the Completion Date, after taking account of any available input tax credits:
(a)	has been properly accounted for, within the relevant legislative timeframe; or

(b)	has, if required, been retained in full by, and is available to, Rheochem Pacific Limited pending payment to the relevant Revenue Authority by the applicable due date (where such due date is after Completion); and
(3)	no tax credit has been incorrectly claimed by Rheochem Pacific Limited.
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21.6	Tax Accounts:
(1)	To the extent that any memorandum accounts (as defined in the Income Tax Act 2007 (New Zealand)) are required to be maintained by Rheochem Pacific Limited, those accounts have been correctly maintained as required by the applicable Tax law.

(2)	No memorandum account of Rheochem Pacific Limited has a balance that would result in an amount of Tax being payable.

(3)	Rheochem Pacific Limited is not liable for any payment of Tax as a result of a previous balance in any memorandum account.
21.7	No assessable income would arise to Rheochem Pacific Limited if any capital asset of Rheochem Pacific Limited as at the Completion Date were treated as having been sold, disposed of or distributed on the Completion Date for its market value, except any depreciation recovery income.
21.8	No transaction or event has occurred or arrangement has been entered into in consequence of which Rheochem Pacific Limited has or may become deprived of Tax relief otherwise available to it.
21.9	Rheochem Pacific Limited does not make supplies for New Zealand goods and services tax purposes under a contract, agreement or arrangement in circumstances where there is no express entitlement in writing to recover or be paid an amount equal to the NZ GST charged on the supply, unless the consideration for the supply is expressly described in the contract or agreement as including NZ GST.
21.10	Rheochem Pacific Limited does not have an unsatisfied liability in respect of a dutiable gift.
21.11	Rheochem Pacific Limited is not party to, or otherwise affected by, any transaction, payment or arrangement which, following inquiry or review by a Revenue Authority, may directly or indirectly lead to an increase in Rheochem Pacific Limited’s liability to Tax for any period ending on or before the Completion Date by reason of a:
(1)	transfer pricing adjustment; or

(2)	thin capitalisation adjustment; or

(3)	conduit relief adjustment.
21.12	Rheochem Pacific Limited has not at any time been a qualifying company as defined in section YA 1 of the Income Tax Act 2007 (New Zealand).
21.13	If Rheochem Pacific Limited has or has ever had, a place of business, branch, or fixed establishment outside the jurisdiction in which it is incorporated, the correct amount of Tax in respect of the activities of that place of business has been paid by Rheochem Pacific Limited.
21.14	Rheochem Pacific Limited has never been resident in a jurisdiction other than New Zealand for income tax purposes.
21.15	Neither the signature nor the performance of this Agreement will render Rheochem Pacific Limited or any of its shareholders (except the Seller) liable to any, or to any additional, Tax.
21.16	Rheochem Pacific Limited has not taken any action that does, or might reasonably, cause an arrangement or agreement in respect of Taxes entered into with a Revenue Authority, or a ruling or determination from a Revenue Authority (other than a public ruling or determination) to cease to be binding on the Revenue Authority.
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21.17	Rheochem Pacific Limited has not been, or is a party to, an arrangement in respect of which a Revenue Authority:
(1)	could invoke a general or specific anti-avoidance provision of any Tax Law, or any provision of any Tax law relating to the standards expected of taxpayers in filing or providing tax returns; or

(2)	could apply any common law principle such as fiscal nullity, in each case where such invocation or application could give rise to a liability for Tax for, or on the part of, Rheochem Pacific Limited.
21.18	No Revenue Authority has issued to Rheochem Pacific Limited a Tax claim or other written advice regarding or relating to the payment of or liability for any Tax or the reduction in any Tax relief (other than as set out in the Disclosure Letter), and no Tax audit, review or investigation by any Revenue Authority is, so far as the Seller is aware, being undertaken or pending, against or involving Rheochem Pacific Limited.
21.19	Rheochem Pacific Limited has kept those records and documents which it has been required by applicable Tax law to keep.
21.20	Rheochem Pacific Limited has not entered into any agreement or arrangement with another person under which Rheochem Pacific Limited is liable or may become liable to pay, reimburse or indemnify that person in respect of any Tax that is or may become at some future stage payable by that person or its affiliates.

21.21	No dividend has been paid by Rheochem Pacific Limited:
(1)	in respect of which attached imputation or dividend withholding payment credits or conduit Tax relief credits has exceeded the ratio of credits allocated to the benchmark dividend and for which no ratio change declaration has been provided to and not rejected by the Revenue Authority; or

(2)	to which has been attached such credits in excess of the permitted maximum amount; or

(3)	which would for any reason result in Rheochem Pacific Limited being liable to pay imputation penalty tax or additional Tax under Tax Law.
21.22	Rheochem Pacific Limited does not have any interest in any controlled foreign company or in any foreign investment fund and is not a settlor of any foreign trust or any non-qualifying trust.
21.23	Rheochem Pacific Limited has not granted any extension or waiver of the time bar contained in the applicable Tax law, or agreed to any extension of time with respect to a Tax claim, which period (after giving effect to such extension or waiver) has not yet expired.
21.24	All other obligations imposed by any provision of a Tax law on Rheochem Pacific Limited or any officer of Rheochem Pacific Limited have been complied with in accordance with the terms of that Tax law or alternatively in accordance with the requirements of the relevant Revenue Authority.
21.25	The available subscribed capital of Rheochem Pacific Limited is not less than the amount of the paid up share capital of Rheochem Pacific Limited as shown in the relevant Group Financial Statements.
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21.26	Rheochem Pacific Limited has properly claimed depreciation on all of its depreciable property, and the adjusted tax values and cost prices of all such depreciable property are as stated in Rheochem Pacific Limited’s asset register.
22	Tax — Rheochem Indonesia

22.1	With respect to Rheochem Indonesia:
(1)	Rheochem Indonesia has, within the time and in the manner prescribed by Law, filed all annual Tax returns which the Seller is required to file pursuant to Indonesian Law, has paid or provided for all Taxes shown thereon to be due and owing by it and has paid or provided for all deficiencies or other assessments of Taxes, interest or penalties owed by it, and no Tax Authority has given written notice to it of any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by any such Tax returns.

(2)	except as set out in the Disclosure Letter, Rheochem Indonesia has no liabilities, whether actual or contingent, accrued or unaccrued, for Taxes;

(3)	no audit of any Tax return of the Seller is in progress or threatened in writing and Rheochem Indonesia has not received any written notice of any deficiencies having been assessed or asserted, proposed or threatened against it as a result of any audit by any national or local taxing Authority;

(4)	no extension of time with respect to any date on which any Tax Return was or is to be filed by Rheochem Indonesia is in force; and

(5)	no issues have been notified in writing to Rheochem Indonesia by any Tax Authority which is currently pending in connection with any Tax Returns. No material issues have been raised in any examination by any Tax Authority with respect to Rheochem Indonesia, which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. There are no unresolved issues or unpaid deficiencies relating to any such examination. There are no examinations in progress, and Rheochem Indonesia has not received any written notice of claim for any Taxes.
23	Tax — Rheochem India Pvt Limited
23.1	Rheochem India Pvt Limited is a resident of India for Tax purposes. Rheochem India Pvt Limited has filed all Tax returns required pursuant to applicable Law, all such Tax returns are complete and correct in all material respects, and (so far as the Seller is aware) none of such returns is disputed by any Governmental Agency and/or Revenue Authority concerned.
23.2	Rheochem India Pvt Limited has paid all Taxes (including advance taxes) due and payable. All material registrations on account of Taxes required under applicable Law have been duly met.
23.3	Rheochem India Pvt Limited has made appropriate provisions or reserves in the relevant Group Financial Statements for all Taxes liable to be assessed on Rheochem India Pvt Limited or for which it is or may become accountable in respect of profits, gains or income (as computed for Tax purposes) arising, accruing or otherwise recognised or deemed to arise, accrue or be otherwise recognised on or before the Balance Date. Adequate provisions for deferred taxation have been made in the relevant Group Financial Statements of Rheochem India Pvt Limited in accordance with accounting principles, standards and practices generally accepted at the date of this Agreement in India.
23.4	All Taxes required to be deducted by Rheochem India Pvt Limited, from any payments made or deemed to be or treated as made by any of them or on any of their behalf, have been duly deducted and filings with respect to the same have been done and completed as per the terms of applicable Law, and advance payments paid as are required by Law.
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23.5	So far as the Seller is aware, there are no Claims or any notice of any Claim relating to Taxes or any Tax returns of Rheochem India Pvt Limited, and Rheochem India Pvt Limited otherwise has no knowledge of any threatened or proposed Tax audit, examination or Claim. Rheochem India Pvt Limited is not and does not expect to be involved in a dispute in relation to Tax.
23.6	Rheochem India Pvt Limited does not have any liability (including potential liability) for any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person as transferee or successor, by contract, inter-company account system or otherwise.
23.7	Rheochem India Pvt Limited has sufficient records to determine the Tax consequences which would arise on a disposal or on the realization of each material asset owned by it at the Balance Date, or acquired since the Balance Date but before the date of this Agreement.
23.8	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any taxation has been claimed and/or given to Rheochem India Pvt Limited which could be effectively withdrawn, postponed, restricted, clawed back or otherwise be lost.
23.9	Rheochem India Pvt Limited has complied with Indian transfer pricing regulations and has maintained the prescribed documentation in connection with transactions undertaken with its associated enterprises. All transactions or arrangements involving Rheochem India Pvt Limited have been entered into on arm’s length terms and Rheochem India Pvt Limited has maintained all relevant documentation to be able to substantiate the same. Rheochem India Pvt Limited has submitted to the concerned Revenue Authorities, all of the requisite transfer pricing documentation including certificates obtained from independent chartered accountants within the prescribed time and has kept documentary evidence to substantiate the same.
23.10	Rheochem India Pvt Limited has accurately carried forward, as applicable, all losses, tax credits (including for the purposes of Indian Tax minimum alternate tax credits, CENVAT credits, etc.) and other benefits that are available as a set off against profits/tax liabilities of subsequent years and/or has claimed refund of such Taxes and all requisite documents have been filed in a complete and accurate manner and within the prescribed time period.
23.11	So far as the Seller is aware, Rheochem India Pvt Limited has not taken any action, which has had, or might reasonably have, the result of prejudicing or disturbing any special arrangement or concession in relation to it (including, without limitation, any arrangements and concessions relating to the taxation of foreign exchange gains and losses and / or financial instruments and / or loan relationships).
23.12	Rheochem India Pvt Limited has not at any time entered into or been party to any transactions, schemes or arrangements which either:
(1)	were entered into solely or wholly or mainly with a view to avoiding, reducing, postponing or extinguishing any actual or potential liability to Tax;

(2)	contain steps inserted without any commercial or business purpose; or

(3)	could be reclassified for the purposes of Tax under any legislation, enactment or other law or otherwise by any Revenue Authority.
23.13	Rheochem India Pvt Limited is not a party to any arrangement or transaction, whereby it has agreed to fund or contribute to the payment of any indirect tax by another entity.
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Schedule 3 — Purchaser Warranties
Clause 1.1(106)
1.1	The Purchaser is duly incorporated and validly exists under the law of its place of incorporation.
1.2	The Purchaser has full corporate power and authority to enter into this Agreement, and each document in connection with this Agreement to be executed by it at or before Completion, and perform its obligations under this Agreement, to carry out the transactions contemplated by this Agreement, and to own its property and assets and carry on its business.
1.3	The entry into and performance of this Agreement has been properly authorised by all necessary corporate action of the Purchaser.
1.4	This Agreement and each document in connection with this Agreement to be executed by the Purchaser at or before Completion constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except that:
(1)	its enforcement is subject to any necessary stamping or registration;

(2)	its enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and

(3)	its enforceability is subject to the principles of equity (regardless of whether its enforcement is considered in a proceeding in equity or at law), including the possible unavailability of specific performance, injunctive relief or any other equitable remedy.
1.5	The entry into and performance of this Agreement and each transaction contemplated by this Agreement did not and will not (with or without the giving of notice or the lapse of time or both):
(1)	contravene or conflict with or result in a breach of or default under:
(a)	a law or treaty or a judgment, ruling, order or decree of a Government Agency binding on the Purchaser;

(b)	any Authorisation;

(c)	the Purchaser’s constitution or other constituent documents; or

(d)	any other contract or commitment which is binding on the Purchaser;
(2)	permit the termination of any Authorisation, or any contract or commitment; or

(3)	require an Authorisation or any other consent, approval, authorisation, qualification, acknowledgment or license of a third party.
1.6	The Purchaser:
(1)	is not wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose;
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(2)	is not the subject of a winding up application which has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind up the Purchaser;

(3)	has not proposed or taken any steps to implement a scheme of arrangement or other compromise or arrangement with any of its creditors;

(4)	is not the recipient of a demand under section 459E of the Corporations Act or any corresponding or analogous provision governing the Purchaser in a jurisdiction outside Australia;

(5)	is not in receivership and none of its assets are in the possession of or under the control of a mortgagee or chargee;

(6)	is not subject to administration under Part 5.3 of the Corporations Act or any corresponding or analogous provision governing the Purchaser in a jurisdiction outside Australia; or

(7)	is not insolvent (as defined in section 95A of the Corporations Act or any corresponding or analogous provision governing the Purchaser in a jurisdiction outside Australia).
1.7	No property or assets of the Purchaser have been seized in the course of a dispute, or by way of distress, execution or similar process. No distress, execution or other similar order or process has been levied on any of the property or assets of the Purchaser.
1.8	The Purchaser has not received from ASIC or any corresponding or analogous Governmental Agency in a jurisdiction outside Australia any notice warning of possible cancellation of registration of the Purchaser.
1.9	No legal proceedings, arbitration, mediation or other dispute resolution process is taking place, pending or threatened, the outcome of which is likely to have a material and adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.
1.10 The Purchaser is not entering into this Agreement as trustee of any trust or settlement.
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Schedule 4 — Purchaser Guarantor Warranties
Clause 1.1(105)
1.1	The Purchaser Guarantor is duly incorporated and validly exists under the law of its place of incorporation.
1.2	The Purchaser Guarantor has full corporate power and authority to enter into this Agreement and perform its obligations under this Agreement, to carry out the transactions contemplated by this Agreement, and to own its property and assets and carry on its business.
1.3	The entry into and performance of this Agreement has been properly authorised by all necessary corporate action of the Purchaser Guarantor.
1.4	This Agreement constitutes a valid and binding obligation of the Purchaser Guarantor, enforceable against the Purchaser Guarantor in accordance with its terms, except that:
(1)	its enforcement is subject to any necessary stamping or registration;

(2)	its enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and

(3)	its enforceability is subject to the principles of equity (regardless of whether its enforcement is considered in a proceeding in equity or at law), including the possible unavailability of specific performance, injunctive relief or any other equitable remedy.
1.5	The entry into and performance of this Agreement and each transaction contemplated by this Agreement did not and will not (with or without the giving of notice or the lapse of time or both):
(1)	contravene or conflict with or result in a breach of or default under:
(a)	a law or treaty or a judgment, ruling, order or decree of a Governmental Agency binding on the Purchaser Guarantor;

(b)	any Authorisation;

(c)	the Purchaser Guarantor’s constitution or other constituent documents; or

(d)	any other contract or commitment which is binding on the Purchaser Guarantor;
(2)	permit the termination of any Authorisation, or any contract or commitment; or
(3)	require an Authorisation or any other consent, approval, authorisation, qualification, acknowledgment or license of a third party.
1.6	The Purchaser Guarantor:
(1)	is not wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose;

(2)	is not the subject of a winding up application which has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind up the Purchaser Guarantor;
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(3)	has not proposed or taken any steps to implement a scheme of arrangement or other compromise or arrangement with any of its creditors;

(4)	is not the recipient of a demand under section 459E of the Corporations Act or any corresponding or analogous provision governing the Purchaser Guarantor in a jurisdiction outside Australia;

(5)	is not in receivership and none of its assets are in the possession of or under the control of a mortgagee or chargee;

(6)	is not subject to administration under Part 5.3 of the Corporations Act or any corresponding or analogous provision governing the Purchaser Guarantor in a jurisdiction outside Australia; or

(7)	is not insolvent (as defined in section 95A of the Corporations Act) or any corresponding or analogous provision governing the Purchaser Guarantor in a jurisdiction outside of Australia.
1.7	No property or assets of the Purchaser Guarantor have been seized in the course of a dispute, or by way of distress, execution or similar process. No distress, execution or other similar order or process has been levied on any of the property or assets of the Purchaser Guarantor.
1.8	The Purchaser Guarantor has not received from ASIC or any corresponding or analogous Governmental Agency in a jurisdiction outside Australia any notice warning of possible cancellation of registration of the Purchaser Guarantor.
1.9	No legal proceedings, arbitration, mediation or other dispute resolution process is taking place, pending or threatened, the outcome of which is likely to have a material and adverse effect on the ability of the Purchaser Guarantor to perform its obligations under this Agreement.
1.10	The Purchaser Guarantor is not entering into this Agreement as trustee of any trust or settlement.
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Schedule 5 — EBITDA
Clause 1.1(53)
Part A
EBITDA will specifically include the following items:
(1)	revenue less cost of goods sold (COG) and operating expenses for Rheochem Ltd;

(2)	revenue less COG and operating expenses for Rheochem Pacific Ltd;

(3)	revenue less COG and operating expenses for Rheochem India Pvt Ltd; and

(4)	revenue less COG and operating expenses for PT Rheochem Indonesia.
Part B
EBITDA will specifically exclude the following items:
(1)	share based amortisation;

(2)	the amount by which the insurance premiums for the Group in respect of the period following Completion exceed the insurance premiums for the Group in the year prior to Completion;

(3)	the amount by which the insurance premiums for the Group in respect of the period following Completion are less than the insurance premiums for the Group in the year prior to Completion;

(4)	the amount by which accounting and/or legal fees of the Group increase (as compared to accounting and/or legal fees incurred in the year prior to Completion) due to it being part of a group of companies domiciled in the USA;

(5)	the amount by which accounting and/or legal fees of the Group decrease (as compared to accounting and/or legal fees incurred in the year prior to Completion) due to it being part of a group of companies domiciled in the USA;

(6)	additional accounting and legal fees the Group may incur due to it being part of a group of companies domiciled in the USA;

(7)	the cost of wages, superannuation, travel, accommodation and Tax the Group may incur for or on behalf of an Associate of the Purchaser, in particular those costs associated with any extra employees seconded by the Group, which exceed $120,000 (being the charges payable to the Seller prior to Completion in respect of Craig McGuckin);

(8)	any bonus or pay rise above the increase in the Consumer Price Index, Australia for the corresponding period, provided to employees of the Group, other than bonuses and pay rises contemplated in the transaction documents;

(9)	any costs incurred by the Group outside the normal course of business which are within the Purchaser’s or in the any member of the Group’s control;
© Norton Rose Australia

(10)	any income or gain of the Group attributable to an event outside the normal course of business;

(11)	any write down of stock which is in a saleable condition, except where such stock is recorded in the books of the Group at a value in excess of fair value;

(12)	any write down of property, plant and equipment, except where such property, plant and equipment are recorded in the books of the Group at a value in excess of fair value;

(13)	any loss suffered as a result of an insurance policy of the Group which has been put in place by the Purchaser providing less insurance coverage than under the insurance policy for the Group prior to Completion;

(14)	any foreign exchange gain or loss;

(15)	any expenses associated with upgrading any plant and equipment at the Dampier Premises;

(16)	any Loss relating to litigation arising as a result of events occurring after Completion;

(17)	any gain relating to litigation arising as a result of events occurring after Completion; and

(18)	all extraordinary items (as defined under International Financial Reporting Standards (IFRS)).
Part C
1	The Purchaser shall procure that, by no later than: (i) 30 days after the end of the First Accounts Period; and (ii) 90 days after the end of the Second Accounts Period, the Purchaser shall prepare and supply to the Seller the Accounts. The Accounts must be accompanied by a statement by an officer of the Purchaser stating:
(1)	that the Accounts have been prepared in accordance with the provisions of this Agreement; and

(2)	the EBITDA for the Accounts Period and the amount of the First Conditional Payment or Second Conditional Payment (as applicable).
2	The Seller must provide the Purchaser and the Purchaser’s Accountants with all necessary assistance and support to prepare the Accounts.

3	The Accounts shall each be prepared:
(1)	in the form set out in Part D of this Schedule 5; and

(2)	in accordance with the accounting policies, principles and requirements set out in Part E of this Schedule 5.
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4
The provisions of clauses 9.4 and 9.6 of the Agreement shall apply in respect of the agreement or determination of the Accounts as if the words “Completion Accounts” in those clauses were replaced with the word “Accounts” except that, in respect of the First Accounts, a period of “30 Business Days” in clause 9.4 is replaced with “10 Business Days”.

Part D
Form of Accounts

Six
	months	12 months
	ended	ended
	A$000’s	A$000’s
Continuing operations
Revenue on trading operations

Revenue

Cost of sales on trading operations

Cost of Sales

Gross profit

Administrative expenses

EBITDA

Depreciation and amortisation and items excluded from EBITDA

Operating (loss)

Finance income
Finance expense

(Loss)/profit before tax

Income tax credit/(expense)

(Loss)/profit for the period

Attributable to:
Equity holders of the parent
Non-controlling interests

© Norton Rose Australia

Consolidated statement of financial position

Six
	months	12 months
	A$000’s	A$000’s
ASSETS
Current Assets
Cash and cash equivalents
Trade and other receivables
Inventories
Other financial assets
Non-interest bearing loans
Interest bearing loans
Current tax assets
Prepayments

Total Current Assets

Non-current Assets
Property, plant and equipment
Other financial assets
Deferred tax assets
Prepayments
Other intangible assets and goodwill

Total Non-current Assets

TOTAL ASSETS

LIABILITIES
Current Liabilities
Trade and other payables
Interest-bearing loans and borrowings
Other financial liabilities
Income tax payable
Employee benefits
Provisions

Total Current Liabilities

Non-current Liabilities
Interest-bearing loans and borrowings
Employee benefits
Provisions
Deferred tax liabilities

Total Non-current Liabilities

TOTAL LIABILITIES

NET ASSETS

© Norton Rose Australia

Part E
Specific accounting policies to be adopted.
1.	Consolidated Income Statement and Consolidated Statement of Financial Position to be prepared in accordance with IFRS in Australian dollars.

2.	EBITDA to be prepared in Australian dollars.

3.	Translation of foreign currencies in accordance with IFRS.

4.	Consistent application of Group accounting policies in accordance with the principles applied in respect of the Completion Accounts.
© Norton Rose Australia

Executed as a deed.

Executed by Rheochem Plc (ARBN 127 927 495) in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Haydn Gardner	/s/ Craig McGuckin

Director	Director

Haydn Gardner	Craig McGuckin

Executed by Newpark Australia Pty Ltd (ACN 149 642 875) in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Mark Airola	/s/ William Moss

Director	Director

Mark Airola	William Moss

Executed on behalf of Newpark Resources, Inc. (ID# 72-1123385) by the following authorised executive officers:

/s/ Mark Airola	/s/ William Moss

Corporate Secretary	Vice President, Corporate Strategy and Development

Mark Airola	William Moss
© Norton Rose Australia

Annexure A— Disclosure Letter
Clause 1.1(49)
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Annexure B— Data Room Index
Clause 1.1(46)
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Annexure C— Answers to Purchaser’s Questions
Clause 1.1(50)(b)
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Annexure D— Group Financial Statements
Clause 1.1(70)
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Annexure E— Agreed Tenders
Clause 1.1(6)
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Annexure F— Pro-Forma Working Capital Register
Clause 1.1(101)
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